     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996
                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                              E*TRADE GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                       6211                    94-2844166
  (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
  JURISDICTION OF         CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
  INCORPORATION OR
   ORGANIZATION)

                            FOUR EMBARCADERO PLACE
                                2400 GENG ROAD
                              PALO ALTO, CA 94303
                                (415) 842-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                             CHRISTOS M. COTSAKOS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              E*TRADE GROUP, INC.
                            FOUR EMBARCADERO PLACE
                                2400 GENG ROAD
                              PALO ALTO, CA 94303
                                (415) 842-2500
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                               ---------------
                                  COPIES TO:
        THOMAS A. BEVILACQUA                  KENNETH L. GUERNSEY
           THOMAS J. LIMA                       KARYN R. SMITH
         VALERIE J. HORWITZ                  JONATHAN S. DICKSTEIN
   BROBECK, PHLEGER & HARRISON LLP     COOLEY GODWARD CASTRO HUDDLESON &
   ONE MARKET, SPEAR STREET TOWER                    TATUM
       SAN FRANCISCO, CA 94105          ONE MARITIME PLAZA, 20TH FLOOR
           (415) 442-0900                   SAN FRANCISCO, CA 94111
                               ---------------  (415) 693-2000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                               ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF     AMOUNT     PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE         TO BE      OFFERING PRICE  AGGREGATE OFFERING    AMOUNT OF
       REGISTERED        REGISTERED(1)   PER SHARE(2)        PRICE(2)      REGISTRATION FEE
- -------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share.........   7,820,000        $13.00         $101,660,000        $35,056

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 1,020,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the registration fee.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES
AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              E*TRADE GROUP, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS ON FORM S-1


 ITEM NUMBER AND HEADING
 IN FORM S-1 REGISTRATION                       LOCATION IN PROSPECTUS
- -------------------------------------------------------------------------------
  1.Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus..  Outside Front Cover Page
  2.Inside Front and Outside Back Cover Pages
      of Prospectus...........................  Inside Front and Outside Back
                                                Cover Pages
  3.Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk
                                                Factors; Inside Front Cover
                                                Page
  4.Use of Proceeds...........................  Prospectus Summary; Use of
                                                Proceeds
  5.Determination of Offering Price...........  Outside Front Cover Page;
                                                Underwriting
  6.Dilution..................................  Dilution

  7.Selling Security Holders..................  Principal and Selling
                                                Stockholders
  8.Plan of Distribution......................  Outside Front Cover Page;
                                                Underwriting
  9.Description of Securities to be
      Registered..............................  Prospectus Summary;
                                                Capitalization; Description of
                                                Capital Stock
 10.Interests of Named Experts and Counsel....  Not Applicable

 11.Information with Respect to the
      Registrant..............................  Outside Front Cover Page;
                                                Prospectus Summary; Risk
                                                Factors; Dividend Policy;
                                                Capitalization; Selected
                                                Financial Data; Management's
                                                Discussion and Analysis of
                                                Financial Condition and Results
                                                of Operations; Business;
                                                Management; Certain
                                                Transactions; Principal and
                                                Selling Stockholders;
                                                Description of Capital Stock;
                                                Shares Eligible for Future
                                                Sale; Experts; Additional
                                                Information; Consolidated
                                                Financial Statements

 12.Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.............................  Not Applicable


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 7, 1996

                                 [E*TRADE LOGO]

                                6,800,000 SHARES

                                  COMMON STOCK

  Of the 6,800,000 shares of Common Stock offered hereby, 6,250,000 shares are being sold by E*TRADE Group, Inc. ("E*TRADE" or the "Company") and 550,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated
that the initial public offering price will be between $    and $    per share.
See "Underwriting" for information relating to the method of determining the initial public offering price.

                                  -----------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                     --------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                       UNDERWRITING                  PROCEEDS
                           PRICE TO    DISCOUNTS AND  PROCEEDS TO   TO SELLING
                            PUBLIC      COMMISSIONS   COMPANY(1)   STOCKHOLDERS
- -------------------------------------------------------------------------------
Per Share.............. $              $             $             $
- -------------------------------------------------------------------------------
Total(2)............... $              $             $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1)Before deducting expenses payable by the Company, estimated at $        .
(2) The Company and a Selling Stockholder have granted to the Underwriters a 30-day option to purchase up to an additional 1,020,000 shares of Common
    Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Stockholders will be $   , $   , $    and $   , respectively.

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens
& Company"), San Francisco, California, on or about       , 1996.

                     --------

ROBERTSON, STEPHENS & COMPANY

                               HAMBRECHT & QUIST

                                                        DEUTSCHE MORGAN GRENFELL

                   The date of this Prospectus is      , 1996

E*TRADE: INNOVATION, TECHNOLOGY, SERVICE, VALUE.

E*TRADE is an electronic services company providing value-added transaction processing services over a broad range of convenient electronic media.
  Currently, E*TRADE's business consists of online retail brokerage services available through the Internet, direct modem link, America Online, CompuServe, touch-tone telephone and, to a lesser extent, interactive television.
  The Company's mission is to be a recognized leader in electronic commerce through a combination of automation, innovation, technology, service and value.

ELECTRONIC
  COMMERCE

E*TRADE: Average Daily Transactions
January 1, 1993--May 31, 1996



[Bar graph showing Company transactions in 1993, 1994, 1995 and 1996]



Average daily trading volumes by month

Historic growth should not be deemed an indication of future growth.


THE INTERNET: INNOVATIVE BUSINESS OPPORTUNITIES.

Just as the microprocessor changed computing, the emergence of the Internet as a tool for communication and commerce is driving a revolution in online transactions and information services, providing organizations and individuals around the world with new ways of conducting business.

SOLUTIONS


[collage graphic]


TECHNOLOGY

ELECTRONIC COMMERCE: PAST, PRESENT AND FUTURE.

With the emergence of the Internet, companies that have traditionally con-ducted business in person, through the mail or by phone are increasingly look-ing to electronic commerce.

THE E*TRADE SOLUTION

E*TRADE is a leading provider of cost-effective, secure electronic brokerage services with automated order placement, portfolio tracking and related market information, news, and other information services available 24 hours a day, seven days a week by means of the Internet, CompuServe, America Online, direct modem access and touch-tone telephone. The benefits provided by E*TRADE's services have lead to the increased transaction volume depicted below:

INNOVATION

[collage graphic]

E*TRADE: Real-time Universal Access

[graphic of processor]

     THE E*TRADE MISSION: TO BE A RECOGNIZED LEADER IN ELECTRONIC COMMERCE



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL     , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                                 -------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................    7
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   21
Selected Consolidated Financial Data......................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   32
Management................................................................   52
Certain Transactions......................................................   61
Principal and Selling Stockholders........................................   63
Description of Capital Stock..............................................   64
Shares Eligible for Future Sale...........................................   67
Underwriting..............................................................   69
Legal Matters.............................................................   71
Experts...................................................................   71
Additional Information....................................................   71
Index to Consolidated Financial Statements................................  F-1

                                 -------------

  The Company intends to furnish its stockholders with an annual report containing financial statements audited by its independent accountants for each fiscal year and with quarterly reports containing unaudited summary information for each of the first three quarters of each fiscal year.

  E*TRADE (R) is a registered trademark of the Company. TELE*MASTER(TM), among other marks, is an additional common law trademark of the Company. This Prospectus also includes trademarks of entities other than the Company.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Investors should consider carefully the information discussed under the heading "Risk Factors."

                                  THE COMPANY

  E*TRADE Group, Inc. ("E*TRADE or the "Company") is a leading provider of cost-effective, secure electronic brokerage services. The Company offers automated order placement, portfolio tracking and related market information, news, and other information services 24 hours a day, seven days a week by means of the, CompuServe, America Online, direct modem access, touch-tone telephone and, to a lesser extent, interactive television. E*TRADE's proprietary transaction processing technology enables it to offer highly automated, easy-to-use and cost-effective services that empower its customers to take control of their own financial transactions. Further, the Company's technology can be adapted to provide information and transaction processing services related to other aspects of electronic commerce.

  Advancements in telecommunications and information technology have fundamentally altered the way individuals conduct business. Just as the microprocessor dramatically changed the way individuals use computers, the emergence of the Internet as a tool for communications and commerce is bringing about a revolution in the world of financial transaction and information services. This phenomenon is providing individual investors with direct access to information and transaction processing capabilities previously available only through full-commission securities brokerage firms. As a result, consumers are increasingly taking direct control over their personal investment transactions, not simply because they are able to, but because they find it more convenient and cost-effective than relying on full-commission or even traditional discount brokers.

  E*TRADE provides its customers the ability to place orders for stock trades and other investment transactions directly, at a lower, more predictable transaction cost than traditional full-commission or discount brokerage firms. The Company's services feature an easy-to-use graphical user interface, the ability to create "personalized environments" reflecting users' individual needs and interests, accessibility from virtually anywhere at any time via multiple gateways, unbundled services for cost-effective pricing and highly secure services through the use of encryption and authentication technology.

  The Company had over 65,000 accounts as of May 31, 1996, with an average monthly growth in accounts of 11% since January 1, 1996, and had an average daily trading volume of approximately 9,300 in May 1996, an increase from 4,200 in December 1995, representing an average monthly growth of 17% over that period. The Company's Internet access is its most rapidly growing gateway, with trading volume increasing from approximately 1,300 Internet trades for the first week the Company offered trading on the Internet (the week ended February 23, 1996) to over 11,000 for the week ended May 24, 1996.

  E*TRADE's objective is to leverage its leading position as a provider of electronic brokerage and information services through automation, innovation, technology, service and value. The Company's strategy to accomplish this objective includes continued aggressive marketing of its electronic brokerage services to further establish E*TRADE brand name recognition and increase its share of the electronic brokerage market, continual broadening of the functionality of its services and enhancement of its customers' online experience, leveraging the benefits of its highly automated services to enhance their cost-effectiveness, establishment of additional strategic relationships with online service, software and information service providers, and expansion into international markets and new aspects of electronic commerce.

  In June 1996, an affiliate of SOFTBANK Corporation purchased Preferred Stock convertible automatically upon the completion of this offering into 670,800 shares of Common Stock for an aggregate price of $9.0 million. As a result, the SOFTBANK affiliate will own approximately 2.2% of the Company's outstanding Common Stock upon the completion of this offering. SOFTBANK Corporation is Japan's largest distributor of computer software, peripherals and systems, as well as Japan's largest publisher of computer-related magazines and books.

  The Company was incorporated in California in 1982 and is expected to be reincorporated in Delaware prior to the commencement of this offering. Its principal corporate offices are located at Four Embarcadero Place, 2400 Geng Road, Palo Alto, California 94303, and its telephone number is (415) 842-2500. Unless otherwise indicated, all references in this Prospectus to "E*TRADE" and the "Company" refer to E*TRADE Group, Inc., a Delaware corporation, E*TRADE Securities, Inc., its broker-dealer subsidiary ("E*TRADE Securities"), its other subsidiaries and its predecessor California corporation. The Company's World Wide Web ("Web") site is located at http://www.etrade.com. Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus.

                                  THE OFFERING

 Common Stock offered by the Company........  6,250,000 shares
 Common Stock offered by the Selling
  Stockholders..............................    550,000 shares
 Common Stock to be outstanding after the
  Offering.................................. 30,212,896 shares(1)
 Use of Proceeds............................ To repay debt and for working capital and general corporate
                                             purposes, including capital
                                             expenditures and potential
                                             acquisitions. See "Use of
                                             Proceeds."
 Proposed Nasdaq National Market symbol..... EGRP

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (in thousands, except per share and operating data)

                                                                     SIX MONTHS
                                                                        ENDED
                                YEAR ENDED SEPTEMBER 30,              MARCH 31,
                         ----------------------------------------- ---------------
                          1991     1992     1993    1994    1995    1995    1996
                         -------  -------  ------- ------- ------- ------- -------
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Total revenues.......... $   832  $   848  $ 2,974 $10,905 $23,340 $ 8,391 $18,878
Pre-tax income (loss)...    (108)    (283)     103     244   4,309   1,803   1,785
Net income (loss).......    (110)    (285)      99     785   2,581   1,080   1,063
Net income (loss) per
 common share........... $ (0.01) $ (0.01) $    -- $  0.03 $  0.10 $  0.04 $  0.04
Shares used to compute
 per share data(2)......  24,175   25,175   27,024  26,533  26,828  25,719  27,325
OPERATING DATA:
Average customer trades
 per day................      --       12      194     869   2,335   1,586   4,513

                                                           MARCH 31, 1996
                                                    ----------------------------
                                                              PRO        AS
                                                    ACTUAL  FORMA(3) ADJUSTED(4)
                                                    ------- -------- -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents............................... $ 8,694  20,481     $
Total assets.......................................  18,325  30,113
Long-term obligations..............................   1,992   1,992
Stockholders' equity...............................  12,603  24,390

- --------
(1) Excludes 5,928,120 shares of Common Stock issuable upon the exercise of outstanding options as of May 31, 1996. See "Management--Associate Benefit Plans" and Notes 5 and 10 of Notes to Consolidated Financial Statements.
(2) See Note 1 of Notes to Consolidated Financial Statements.
(3) Reflects (i) the sale of 20,336 shares of Series B Preferred Stock for an aggregate $2.8 million in April 1996, which shares will convert automatically into 1,220,160 shares of Common Stock upon the completion of this offering (the "Series B Investment"), and (ii) the sale of 11,180 shares of Series C Preferred Stock for $9.0 million to SOFTBANK Holdings Inc. ("SOFTBANK"), an affiliate of SOFTBANK Corporation (the "SOFTBANK INVESTMENT"), which shares will convert automatically into 670,800 shares of Common Stock upon the completion of this offering.
(4) Adjusted to give effect to the sale of 6,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price
    per share of $      and the receipt and application of the estimated net
    proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                ----------------
Except as set forth in the consolidated financial statements or as otherwise indicated, all information in this Prospectus (i) gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock, which will occur automatically upon the completion of this offering, (ii) assumes no exercise of the Underwriters' over-allotment option and (iii) reflects the filing of the Restated Certificate of Incorporation, the anticipated reincorporation of the Company in Delaware in July 1996 and the related conversion of each share of Common Stock of the Company into 60 shares of Common Stock of the Delaware corporation.

This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

MANAGEMENT OF A CHANGING BUSINESS

  The Company has experienced substantial changes in and expansion of its business and operations since it began offering electronic brokerage services in 1992 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. The Company expects operating expenses and staffing levels to increase substantially in the future. In particular, the Company intends to hire a significant number of additional skilled personnel in 1996 and later years. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified senior managers and technical persons in the future. The Company also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, the Company expects that future expansion will continue to challenge the Company's ability to train, motivate and manage its associates. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Associates" and "Management."

  The rapid growth in the use of the Company's services has strained its ability to adequately expand technologically. The haste required in bringing in new equipment and applications may cause the process of testing and validation of hardware and software to become less rigorous, causing possible production problems. In addition, the Company relies on a number of third parties to process its transactions, including online access providers, back office processing organizations, services providers and market makers, all of which need to expand their operations accordingly. Any backlog caused by a third party's inability to expand at the rate necessary to meet the Company's needs could have a material adverse effect on the Company's business, financial condition and operating results. An additional strain that will be placed on the Company as a result of rapid growth will be its ability to quickly integrate qualified personnel required to handle certain transactions that are reviewed by a licensed broker before the order is processed. As trading volume increases, the Company may have difficulty hiring and training qualified personnel at the necessary pace, and the shortage of such personnel could cause a backlog in the processing of trades requiring review, exposing the Company not only to unsatisfied customers, but to liability for transactions that were ordered, but not executed on a timely basis.

  One element of the Company's strategy is to leverage the E*TRADE brand and technology to enter new markets. No assurance can be given that the Company can successfully adapt its proprietary processing technology to provide information and transaction processing services in other markets, or that, if successful, it will successfully compete in any such new markets.

RISKS OF SYSTEMS FAILURE

  The Company receives and processes trade orders principally through the Internet, online services or touch-tone telephone. This method of trading is heavily dependent on the integrity of the mechanical and electronic systems supporting it. Orders placed from the close of the stock markets one day until the opening the next business day must be processed through the Company's system in a short period of time prior to the opening of the stock markets. Heavy stress placed on the Company's systems during peak trading times could cause the Company's systems to fail. Any failure of the Company's systems or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers, and could subject the Company to claims from customers for losses, including litigation claiming fraud or negligence. The Company has experienced such systems failures in the past and, most recently, experienced two such failures in May 1996. In order to promote customer satisfaction and protect the E*TRADE brand name, the Company has compensated customers for verifiable losses arising in connection with systems failures. As a result, for example, the Company anticipates making such payments to customers in an aggregate amount in excess of $1.7 million for systems failures in May 1996. Notwithstanding these payments, the Company has observed electronic third-party communications in which a potential class action lawsuit against the Company relating to such system failures is discussed. During a systems failure, the Company may be able to take orders by telephone. However, all Company associates accepting telephone orders must have securities brokers' licenses. Adequate numbers of personnel with securities brokers' licenses may not be available to take calls in the event of a systems failure. There can be no assurance that the Company's network structure will operate appropriately in the event of a sub-system, component or software failure, or that, in the event of an earthquake, fire or any other natural disaster, power or telecommunications failure, act of God or act of war, the Company will be able to prevent an extended systems failure. Any systems failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--E*TRADE Processing Technology."

RISKS ASSOCIATED WITH THE SECURITIES BUSINESS; CONCENTRATION OF SERVICES

  Substantially all of the Company's revenues in recent years have been from electronic brokerage services, and the Company expects its electronic brokerage services to continue to account for substantially all of its revenues for the foreseeable future. E*TRADE, like other securities firms, is directly affected by national and international economic and political conditions, broad trends in business and finance, and substantial fluctuations in volume and price levels of securities and futures transactions. In October 1987 and in October 1989, the stock market suffered two of the largest declines in history. As a result of these declines, many firms in the industry suffered financial losses and the level of individual investor trading activity decreased. Reduced trading volume and prices generally result in reduced transaction revenues. In periods of low volume, the Company's profitability would be adversely affected because certain expenses, consisting primarily of salaries and benefits, computer hardware and software costs, and occupancy expenses, remain relatively fixed. Such a severe market fluctuation in the future could have a material adverse effect on the Company's business, financial condition and operating results. Certain of the Company's competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry. See "-- Competition."

  E*TRADE's brokerage business, by its nature, is subject to various other risks, including customer default and employees' misconduct and errors. In addition, to the extent E*TRADE permits customers to purchase securities on margin, the Company is subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which collateral value could fall below the amount of a customer's indebtedness. Under specific regulatory guidelines, the borrowing and lending of securities by E*TRADE are accompanied, respectively, by the disbursement and receipt of cash deposits. Failure to maintain cash deposit levels at all times at least equal to the value of the related securities can subject E*TRADE to risk of loss, should there be sharp changes in market values of substantial amounts of securities and parties to the borrowing and lending transactions fail to honor their commitments. Any such losses could have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Operations."

DEPENDENCE ON IMPROVED CUSTOMER SERVICE OPERATIONS

  The Company believes that providing an effective customer service team to handle customer needs is critical to its success. The Company's customer service capacity is severely strained. During April and May 1996, the Company's customer service department serviced approximately 80% of its inquiries through telephone calls and approximately 20% through e-mail. This department handles only non-revenue calls from customers needing extra assistance and generally is not involved in order processing. The Company currently falls far short of its target response time for customer service calls, with callers frequently waiting over 20 minutes during peak times. Continued sub-optimal customer service could damage the E*TRADE name and lead some customers to transfer their business to other, less congested online brokers, limit their trading activity, or choose to refrain from electronic trading entirely. The Company is seeking to address the problem through significant investment in technology and personnel. However, such attempts have proven ineffective, as growth in inquiries has, over certain periods, exceeded the growth in the Company's capacity to handle such volumes. There can be no assurance that the Company will be able to address its customer service capacity constraints, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Customer Service."

RISKS ASSOCIATED WITH PLANNED CONVERSION TO SELF-CLEARING OPERATIONS

  The Company is in the process of implementing self-clearing operations and expects to complete the transition in July 1996. Clearing services include the confirmation, receipt, execution, settlement and delivery functions involved in securities transactions. Prior to completion of its conversion to self-clearing operations, the Company will continue to clear all of its customer trades as a fully-disclosed correspondent of Herzog, Heine, Geduld, Inc. ("Herzog"), a broker-dealer that provides clearing services. Because this is a new area of operations for the Company, there can be no assurance that the Company will perform these operations as accurately and efficiently as they were performed in the past. Self-clearing securities firms are subject to substantially more regulatory control and examination than the Company has experienced in the past. Errors in performing clearing functions or in reporting could lead to civil penalties imposed by the Securities and Exchange Commission (the "SEC") or the National Association of Securities Dealers, Inc. (the "NASD"). Self-clearing operations, especially where conducted by firms such as the Company without significant prior experience, involve substantial risks of losses due to errors. Errors in the clearing process may also lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of such errors. Any liability that arises as a result of self-clearing operations could have a material adverse effect on the Company's business, financial condition and operating results. Clearing operations currently account for a significant portion of the Company's cost of services, and there can be no assurance that becoming a self-clearing firm will not result in significantly higher clearing costs in the future. During the Company's transition to self-clearing operations, it is running conversion tests to verify the accuracy of its internal systems, while at the same time continuing to incur substantial expenses to Herzog for clearing services. There can be no assurance that such activities are accurately testing the reliability of the Company's clearing operations. The failure of the Company to perform self-clearing operations accurately and cost-effectively could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Operations."

  As a self-clearing firm, the Company will assume direct responsibility for the possession and control of customer securities and other assets and clearance of customer securities transactions. Having this responsibility will require the Company to record on its balance sheet the customer receivables and customer payables to the Company that are a result of customer margin loans (i.e., loans made to customers that are collateralized by securities in the customers' margin accounts at the Company) and customer free credit balances (i.e., customer cash balances maintained by the Company), respectively. In addition, to the extent that the Company's customer debit balances exceed customer free credit balances, the Company must obtain financing for any excess debit balance. As a result, upon conversion to its self-clearing operations, the Company will record receivables from customers, payables to customers and collateralized bank loans, which will have a significant effect on the Company's total assets and total liabilities. If the conversion had been effected at May 31, 1996, the Company would have recorded receivables from customers of $170 million and payables to customers of $110 million. In addition, as a self-clearing firm, the Company's customer record keeping and data processing will be performed by a third-party service bureau, Beta Systems, Inc., a subsidiary of Thomson Information Services, Inc. ("Beta Systems"). The Company currently relies on Herzog and its data processor for these services. A loss in the availability of these services from Beta Systems and the inability of the Company to make alternative arrangements in a timely manner, if at all, would have a material adverse effect on the Company's business, financial condition and operating results.

POTENTIAL LOSS OF FUTURE ORDER FLOW PAYMENTS

  The Company has arrangements with various Nasdaq market makers, third market firms and exchanges to receive cash payments in exchange for routing trade orders to these firms for execution. This practice of receiving payments for order flow is widespread in the securities industry. Under applicable SEC regulations, receipt of these payments requires disclosure of such payments by the Company to its customers. The revenues received by the Company under these arrangements for the year ended September 30, 1995 and the six months ended March 31, 1996 amounted to 20% and 21% of total revenues, respectively. There can be no assurance that these revenues will continue at their present levels or that the Company will be able to continue its present arrangements and terms for such payments for order flow. In particular, there can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASD or other regulatory agencies, courts or governmental units. Loss of any or all of these revenues could have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Operations."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; POTENTIAL LOSS IN QUARTER ENDING JUNE 30, 1996

  The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including the following: the timing of introductions or enhancements of online brokerage services and products by the Company or its competitors; market acceptance of online brokerage services and products; the pace of development of the market for online commerce; changes in trading volume in the securities markets; trends in the securities markets; changes in pricing policies by the Company or its competitors; changes in strategy; the success of or costs associated with acquisitions, joint ventures or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic sales; changes in the level of operating expenses to support projected growth; and general economic conditions. In addition, the Company intends, in the near term, to increase significantly its personnel, particularly its customer service personnel. The timing of such expansion and the rate at which new customer service personnel and additional equipment become productive could also cause material fluctuations in the Company's quarterly operating results.

  Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of securities analysts or investors, which may have an adverse effect on the market price of the Company's Common Stock.

  In connection with its planned transition to self-clearing operations, the Company began hiring and training associates, in fiscal 1995, to perform clearing functions that are currently performed by Herzog. As a consequence, the Company has incurred not only significant nonrecurring costs associated with the hiring and training of its associates, but also ongoing personnel and other costs associated with its transition to self-clearing operations and the integration of its own systems, while still incurring expenses to Herzog for clearing operations.

  As a result of the costs associated with the planned conversion and the Company's recent systems failures, the Company may incur a loss in the quarter ending June 30, 1996. See "--Risks of Systems Failure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Operations."

SUBSTANTIAL COMPETITION

  The market for electronic brokerage services, particularly over the Internet, is new, rapidly evolving and intensely competitive. The Company expects competition to continue and intensify in the future. The Company encounters direct competition from discount brokerage firms providing either touch-tone telephone or online brokerage services, or both. Discount brokerage firms generally effect transactions for their customers on an "execution only" basis without offering other services such as portfolio valuation, investment recommendations and research. These competitors include such discount brokerage firms as Charles Schwab & Co., Inc. ("Charles Schwab"), Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Quick & Reilly, Inc. ("Quick & Reilley"), Pacific Brokerage Services, Inc., National Discount Brokers, Lombard Institutional Brokerage, Inc. and eBroker, among others. The Company also encounters competition from established full-commission brokerage firms such as Dean Witter Reynolds Inc., Paine Webber Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), among others. The Company competes with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services.

  The general financial success within the securities industry over the past several years has strengthened existing competitors. Management believes that such success will continue to attract competitors such as banks, software development companies, insurance companies, providers of online financial and information services and others as they expand their product lines. Commercial banks and other financial institutions have become a competitive factor by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of the Company's business. Commercial banks generally are expanding their securities activities, as well as their activities relating to the provision of financial services. While it is not possible to predict the type and extent of competitive services which commercial banks and other financial institutions ultimately may offer or whether administrative or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected. Particularly as financial services and products proliferate, to the extent such competitors are able to attract and retain customers on the basis of the convenience of one-stop shopping, the Company's business or its ability to grow could be adversely affected. In many instances, the Company is competing with such organizations for the same customers. In addition, competition among financial services firms also exists for experienced technical and other personnel.

  Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. In addition, many of these competitors also offer a wider range of services and financial products than the Company, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Such competitors may be able to undertake more extensive promotional activities, offer more attractive terms to customers than the Company and adopt more aggressive pricing policies, possibly even sparking a price war in the electronic brokerage business. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. For example, Charles Schwab's One-Source mutual fund service and similar, more complete services may discourage potential customers from using the Company's brokerage services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

  There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results. See "Business-- Competition."

EARLY STAGE OF MARKET DEVELOPMENT; DEPENDENCE ON ONLINE COMMERCE AND THE
INTERNET

  The market for electronic brokerage services, particularly over the Internet, is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. With respect to the Company, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that an appropriate infrastructure necessary to support increased commerce on the Internet will fail to develop, in each case, to a sufficient extent and within an adequate time frame to permit the Company to succeed.

  Sales of many of the Company's services and products will depend upon the adoption of the Internet as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary services and products, such as high speed modems and high speed communication lines. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and communication on the Internet. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results will be materially adversely affected.

  Adoption of online commerce, particularly by those individuals that have historically relied upon traditional means of commerce, will require a broad acceptance of new and substantially different methods of conducting business. Moreover, the Company's brokerage services over the Internet involve a new approach to securities trading and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of the Company's brokerage services and products in order to generate demand for the Company's services and products. For example, consumers who already obtain brokerage services from more traditional full-commission brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Moreover, the security and privacy concerns of existing and potential users of the Company's services may inhibit the growth of online commerce generally, and online brokerage trading in particular, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Background."

RAPID TECHNOLOGICAL CHANGE; DELAYS IN INTRODUCTION OF NEW SERVICES AND
PRODUCTS

  The information services and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop leading technologies, enhance its existing services and products, develop new services and products that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of new services and products or enhanced versions of existing services and products entails significant technical risks. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its services and products to emerging industry standards, developing, introducing and marketing service and product enhancements, or new services and products, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that its new service and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, the Company's business, financial condition and operating results will be materially adversely affected. See "Business--Strategy," "--Brokerage and Information Services and Products" and "--E*TRADE Processing Technology."

RISKS ASSOCIATED WITH ENCRYPTION TECHNOLOGY

  A significant barrier to online commerce and communication is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from RSA Data Security, Inc. ("RSA"), to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA or other algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Brokerage and Information Services and Products."

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS

  The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company has no patents. Effective trademark protection may not be available for the Company's trademarks. The Company has registered the trademark "E*TRADE" in over 35 countries including the United States and has certain other registered trademarks. In addition, the Company has applied to register certain other trademarks, but there can be no assurance that the Company will be able to secure trademark registrations or other significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "E*TRADE," thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. Notwithstanding the precautions taken by the Company, it may be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Intellectual Property and Other Proprietary Rights."

RISK OF INFRINGEMENT

  The Company may, in the future, receive notices of claims of infringement of other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Intellectual Property and Other Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

  The Company's success has been, and will be, dependent to a large degree on its ability to retain the services of its existing executive officers and to attract and retain qualified additional senior and middle managers and key personnel in the future. The Company does not have "key person" life insurance policies on any of its officers or associates. The loss of the services of any of the key personnel or the inability to identify, hire, train and retain other highly qualified technical and managerial personnel, including qualified customer service personnel, in the future could have a material adverse effect on the Company's business, financial condition and operating results. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Associates" and "Management."

GOVERNMENT REGULATION

  The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. E*TRADE Securities, as a fully-disclosed correspondent of Herzog, is subject to many of these laws and rules. Upon the implementation of self-clearing operations, the Company will be required to comply with many complex laws and rules to which it previously has not been subject including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions.

  Additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The SEC, the NASD or other self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. The Company's ability to comply with all applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system reasonably designed to ensure such compliance, as well as the Company's ability to attract and retain qualified compliance personnel. The Company's growth has placed considerable strain on its ability to ensure such compliance and it has experienced recent turnover in its compliance personnel. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. The Company could in the future be subject to disciplinary or other actions due to claimed noncompliance which could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company has initiated an aggressive marketing campaign designed to bring brand name recognition to E*TRADE. All marketing activities by E*TRADE Securities are regulated by the NASD, and all such marketing materials are required by the NASD to be reviewed by E*TRADE Securities' compliance officer prior to release. The Company has in the past been requested by the NASD to discontinue the use of certain marketing materials. The NASD can impose certain penalties, including censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees for violations of the NASD's advertising regulations. The Company does not currently solicit orders from its customers or make investment recommendations. However, if the Company were to engage in such activities, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices.

  It is the Company's intent to expand its business in United States securities to other countries through the Internet and other gateways. For the six months ended March 31, 1996, the Company received approximately 2.6% of its commission revenues from customers with addresses in 46 foreign countries. In order to expand its services globally, E*TRADE Securities must comply with the regulatory controls of each specific country in which it conducts business. E*TRADE Securities is regulated in the United States primarily by the NASD and the SEC. The Company considers that the need to meet the differing compliance requirements of other national regulatory jurisdictions will impose a limit to its rate of international expansion.

  There can be no assurance that other federal, state or foreign agencies will not attempt to regulate the Company's online and other electronic activities. The Company anticipates that it may be required to comply with record keeping, data processing and other requirements as a result of proposed federal legislation or otherwise, and the Company may be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. The Company also may be subject to federal, state and foreign money transmitter laws and state and foreign sales and use tax laws. If enacted or deemed applicable to the Company, such laws, rules or regulations could be imposed on the Company's activities or its business, thereby rendering the Company's business or operations more costly or burdensome, less efficient or impossible, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

  Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content and quality of products and services. The Telecommunications Act of 1996, which was enacted in January 1996, prohibits the transmission over the Internet of certain types of information and content. The increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of Internet and private network use. In addition, the adoption of other laws or regulations may reduce the rate of growth of the Internet, which could in turn decrease the demand for the Company's services or could otherwise have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Government Regulation; Net Capital Requirements."

EFFECT OF NET CAPITAL REQUIREMENTS

  The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC's Uniform Net Capital Rule (the "Net Capital Rule") which governs both E*TRADE Securities and ET Execution Services, a currently nonoperational broker-dealer subsidiary of E*TRADE Group, Inc. ("ET Execution Services"). Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately may require its liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as trading activities and the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries which in turn could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Government Regulation; Net Capital Requirements."

  As of May 31, 1996, E*TRADE Securities was required to maintain minimum net
capital of $250,000 and had total net capital of approximately $         , or
approximately $           in excess of the minimum amount required. In
February 1996, ET Execution Services undertook to act as guarantor pursuant to an agreement between the Company and Merrill Lynch Business Financial Services, Inc. This undertaking caused ET Execution Services to be in violation of the Net Capital Rule, causing ET Execution Services to fall short of its minimum net capital requirement. The Company has reported the violation of ET Execution Services to the SEC and the NASD and is awaiting their decisions. There can be no assurance that either or both of the SEC or the NASD will not impose a penalty, including fines, restrictions on business activities or suspension of trading activities, and the imposition of any such penalty will not have a material adverse effect on the Company's business, financial condition and operating results. In addition, there can be no assurance that a violation of the Net Capital Rule will not occur in the future. See "Business--Government Regulation--Net Capital Requirements."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  The Company currently anticipates that its available cash resources, combined with the net proceeds of this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on the Company's business, financial condition and operating results. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH ACQUISITIONS, JOINT VENTURES AND OTHER STRATEGIC RELATIONSHIPS

  While the Company has no current agreements or negotiations underway with respect to any potential acquisitions, the Company may make acquisitions in the future, and the Company regularly evaluates such opportunities. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. The Company has no experience in assimilating acquired organizations into the Company's operations. No assurance can be given as to the ability of the Company to integrate successfully any operations, personnel, services or products that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company has established a number of strategic relationships with online service providers and software and information service providers. A significant number of such relationships have only recently been entered into. There can be no assurance that any such relationships will be maintained, that if such relationships are maintained, they will be successful or profitable, or that the Company will develop any new such relationships. See "Business-- Strategic Relationships and Business Development."

RISKS ASSOCIATED WITH INTERNATIONAL STRATEGY

  A component of the Company's strategy is its planned increase in efforts to attract more international customers. To date, the Company has limited experience in providing brokerage services internationally. There can be no assurance that the Company will be able to successfully market its services and products in international markets. In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage industry, such as unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations, if any, and, consequently, on the Company's business, financial condition and operating results. See "Business--Strategy" and "--Marketing."

CONCENTRATION OF STOCK OWNERSHIP

  Upon the completion of this offering, the Company's present directors and executive officers and their respective affiliates will beneficially own approximately 48% of the outstanding Common Stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock--Certain Provisions Affecting Stockholders."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial offering price will be determined by negotiation among the Company, representatives of the Selling Stockholders and the representatives of the Underwriters based upon several factors. For a discussion of the factors to be taken into account in determining the initial public offering price, see "Underwriting." The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software, services or products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and services companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and operating results.


SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon the completion of this offering, the Company will have outstanding an aggregate of 30,212,896 shares of Common Stock, based upon the number of shares outstanding as of May 31, 1996. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the

"Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 23,962,896 shares of Common Stock held by existing stockholders (the "Restricted Shares") are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) 933,060 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 630,540 Restricted Shares will be eligible for sale 90 days after the date of this Prospects; (iii) approximately 12,147,420 Restricted Shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods. Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 12,992,760 shares of Common Stock, these holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Investors participating in this offering will incur immediate and substantial dilution. To the extent outstanding options or warrants to purchase the Common Stock are exercised, there will be further dilution. See "Dilution."

EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's Board of Directors has the authority to issue up to an additional 868,484 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company and entrenching existing management. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restricts certain "business combinations" with "interested stockholders" for three years following the date the person becomes an interested stockholder, unless the Board of Directors approves the Business Combination. By delaying and deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Company's Common Stock. Certain other provisions of the Company's Restated Certificate of Incorporation or Restated Bylaws, including elimination of the ability of stockholders to act by written consent, a staggered Board of Directors, advance notice for stockholder proposals and director nominations and a provision which provides that special meetings of the stockholders may not be called by the stockholders, may have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds from the sale of the 6,250,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $
($          if the Underwriters' over-allotment option is exercised in full),
assuming an initial public offering price of $    per share and after
deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

  The principal purposes of the offering are to increase the Company's working capital and equity base, to provide a public market for its Common Stock, to permit future acquisitions using cash or publicly tradeable Common Stock and to facilitate future access to public capital markets. The net proceeds will be used to repay approximately $2.5 million of debt and for working capital and general corporate purposes, which will include capital expenditures, increasing capacity and funding potential acquisitions. The loan being repaid was obtained in February 1996 from Merrill Lynch Business Financial Services Inc. to provide financing for equipment purchases. The loan can be drawn in installments of a minimum of $100,000 and with a maximum outstanding of $2.5 million. The loan bears an interest rate equal to 2.70% over the 30 day commercial paper rate as published in the Wall Street Journal.

  The Company continues to evaluate potential acquisition opportunities; however, none are presently under active consideration. Pending such uses, the Company will invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.


                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all of its earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon a number of factors, including future earnings, the success of the Company's business activities, capital requirements, the general financial condition and future prospects of the Company, general business conditions and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on an actual basis, (ii) on a pro forma basis to reflect the Series B Investment, the SOFTBANK Investment and the automatic conversion of all outstanding shares of Preferred Stock into 7,890,960 shares of Common Stock that will occur automatically upon the completion of this offering and
(iii) on such pro forma basis as adjusted to reflect the sale by the Company of 6,250,000 shares of Common Stock offered hereby at an assumed initial
public offering price of $      per share and the receipt and application of
the estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

                                                            MARCH 31, 1996
                                                       ------------------------
                                                                 PRO      AS
                                                       ACTUAL   FORMA  ADJUSTED
                                                       ------- ------- --------
                                                            (in thousands)
Current portion of long-term obligations(1)........... $   521 $   521  $   21
                                                       ======= =======  ======
Long-term obligations, net of current portion(1)...... $ 1,992 $ 1,992  $   34
                                                       ------- -------  ------
Stockholders' equity:
Preferred Stock, issuable in series, $.01 par value;
 1,000,000 shares authorized, 100,000 shares
 outstanding, actual; no shares outstanding, pro forma
 and as adjusted......................................       1     --      --
Common Stock, $.01 par value, 50,000,000 shares
 authorized, 15,636,276 shares outstanding, actual;
 23,527,236 shares outstanding, pro forma; and
 29,777,236 shares outstanding, as adjusted(2)........     156     235     298
Additional paid-in capital ...........................  10,284  21,993
Retained earnings.....................................   2,162   2,162   2,162
                                                       ------- -------  ------
    Total stockholders' equity........................  12,603  24,390
                                                       ------- -------  ------
      Total capitalization............................ $14,595 $26,382  $
                                                       ======= =======  ======

- --------
(1) See Notes 3 and 7 of Notes to Consolidated Financial Statements.
(2) Excludes 4,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan and also excludes 5,928,120 shares of Common Stock as of May 31, 1996 reserved for issuance pursuant to the exercise of options granted under the Company's 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan and the exercise of other outstanding nonqualified options. Also excludes 650,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Purchase Plan. See "Management--Associate Benefit Plans" and Notes 5 and 10 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1996 would have been $24.4 million, or $1.04 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding, after giving effect to the Series B Investment, the SOFTBANK Investment, and the conversion of all outstanding shares of Preferred Stock into Common Stock automatically upon the completion of this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after the completion of this offering. After giving effect to the sale of the 6,250,000 shares of Common Stock offered by
the Company hereby at an assumed initial public offering price of $     per
share and after deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book
value of the Company as of March 31, 1996 would have been $      , or $
per share. This represents an immediate increase in pro forma net tangible
book value of $      per share to the existing stockholders and an immediate
dilution of $       per share to purchasers of Common Stock in this offering.
The following table illustrates this per share dilution:

     Assumed initial public offering price per share................       $
      Pro forma net tangible book value per share as of March 31,
       1996......................................................... $1.04
      Increase per share attributable to new stockholders...........
                                                                     -----
     Pro forma net tangible book value per share at March 31, 1996 after the offering............................................
                                                                           ----
     Dilution per share to new stockholders.........................       $
                                                                           ====

  The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new stockholders purchasing shares of Common Stock in this offering (based on an assumed initial public offering price of
$      per share and before the deduction of estimated underwriting discounts, commissions and offering expenses):

                            SHARES PURCHASED(1)    TOTAL CONSIDERATION  AVERAGE
                            ------------------------------------------   PRICE
                              NUMBER     PERCENT     AMOUNT    PERCENT PER SHARE
                            ------------ --------------------- ------- ---------
Existing stockholders(1)...   23,527,236     79.0% $26,283,000       %   $1.12
New stockholders...........    6,250,000     21.0
                            ------------  -------  -----------  -----
  Total....................   29,777,236    100.0% $            100.0%
                            ============  =======  ===========  =====

- --------
(1) Sales by the Selling Stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to
    shares, or   % (         shares, or   %, if the Underwriters' over-
    allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering, and will increase the
    number of shares held by new stockholders to            shares, or   %
    (         shares, or   %, if the Underwriters' over-allotment option is
    exercised in full) of the total number of shares of Common Stock to be outstanding after the offering. See "Principal and Selling Stockholders."

  The foregoing assumes (i) the conversion of outstanding Preferred Stock and
(ii) no exercise of options to purchase Common Stock after March 31, 1996. As of March 31, 1996, there were options outstanding to purchase a total of 4,773,780 shares of Common Stock under the Company's 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan and other nonqualified stock option agreements, at a weighted average exercise price of $0.91 per share. To the extent that any of these options or other options granted after March 31, 1996 are exercised, there will be further dilution to new stockholders. See "Management--Associate Benefit Plans" and Notes 5 and 10 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth for the periods indicated selected consolidated financial data for the Company. The consolidated statement of income data for the years ended September 30, 1993, 1994 and 1995 and the consolidated balance sheet data at September 30, 1994 and 1995 have been derived from the Company's consolidated financial statements included elsewhere in this Prospectus. The following selected consolidated financial data are qualified by the more detailed consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of income data for the year ended September 30, 1992 and the consolidated balance sheet data at September 30, 1993 has been derived from audited financial statements not included in this Prospectus. The consolidated statement of income data for the year ended September 30, 1991 and for the six months ended March 31, 1995 and 1996 and the consolidated balance sheet data at September 30, 1991 and 1992 and March 31, 1996 are derived from unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the six months ended March 31, 1996 are not necessarily indicative of results to be expected for the full year.

                                                                      SIX MONTHS ENDED
                                  YEAR ENDED SEPTEMBER 30,                MARCH 31,
                          ------------------------------------------- -----------------
                            1991     1992     1993    1994     1995     1995     1996
                          ------------------ ------- -------  ------- -------- --------
CONSOLIDATED STATEMENT OF INCOME
DATA:                                       (in thousands, except per share data)
Revenues
  Transaction revenues... $    184  $   327  $ 2,158 $ 9,548  $20,835 $  7,478 $ 16,489
  Computer services......      455      480      709     953    1,425      547    1,079
  Interest and other.....      193       41      107     404    1,080      366    1,310
                          --------  -------  ------- -------  ------- -------- --------
    Total revenues.......      832      848    2,974  10,905   23,340    8,391   18,878
                          --------  -------  ------- -------  ------- -------- --------
Cost of services
  Cost of services.......      470      579    1,973   6,796   12,678    4,529   10,228
  Self-clearing start-up
   costs.................       --       --       --      --      141       41      635
                          --------  -------  ------- -------  ------- -------- --------
    Total cost of
     services............      470      579    1,973   6,796   12,819    4,570   10,863
                          --------  -------  ------- -------  ------- -------- --------
Operating expenses
  Selling and marketing..       17      116      282     998    2,466    1,037    3,518
  Technology development.      189      176      216     335      943      128      612
  General and
   administrative........      264      260      400   2,532    2,803      853    2,100
                          --------  -------  ------- -------  ------- -------- --------
    Total operating
     expenses............      470      552      898   3,865    6,212    2,018    6,230
                          --------  -------  ------- -------  ------- -------- --------
    Total cost of
     services
     and operating
     expenses............      940    1,131    2,871  10,661   19,031    6,588   17,093
                          --------  -------  ------- -------  ------- -------- --------
Pre-tax income (loss)....     (108)    (283)     103     244    4,309    1,803    1,785
Income tax expense
 (benefit)...............        2        2        4    (541)   1,728      723      722
                          --------  -------  ------- -------  ------- -------- --------
    Net income (loss).... $   (110) $  (285) $    99 $   785  $ 2,581 $  1,080 $  1,063
                          ========  =======  ======= =======  ======= ======== ========
Net income (loss) per
 common share............ $  (0.01) $ (0.01) $    -- $  0.03  $  0.10 $   0.04 $   0.04
                          ========  =======  ======= =======  ======= ======== ========
Shares used to compute
 per share data..........   24,175   25,175   27,024  26,533   26,828   25,719   27,325
                          ========  =======  ======= =======  ======= ======== ========

                                      SEPTEMBER 30,
                          ------------------------------------------ MARCH 31,
                           1991    1992     1993     1994     1995     1996
                          ------  -------  -------  -------  ------- ---------
                                           (in thousands)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and equivalents..... $   50  $    48  $    36  $   692  $ 9,624  $ 8,694
Total assets.............    140      226      728    2,163   14,164   18,325
Long-term obligations....  1,085    1,146    1,227    1,314       --    1,992
Stockholders' equity
 (deficit)............... (1,022)  (1,107)    (788)     (92)  11,148   12,603

                     MANAGEMENT'S DISUCSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  E*TRADE is an electronic services company using information technology to provide value-added commercial transaction processing services over a broad range of convenient electronic media. Founded in 1982, the Company operated initially as a service bureau, providing automated online stock trading services to various brokerage firms, including Fidelity Brokerage Services, Inc., Quick & Reilly and, through an agreement with Bank of America, Charles Schwab. In 1992, the Company formed E*TRADE Securities and began to offer retail brokerage services, with automated order placement now available 24 hours a day, seven days a week by means of the Internet, direct modem access, America Online Inc. ("America Online"), CompuServe, Inc. ("CompuServe"), touch-tone telephone and, to a lesser extent, interactive television.

  The Company's revenues consist principally of transaction revenues, which include securities brokerage commissions and payments based on order flow (described below), interest and certain other fees related to the Company's product offerings. The Company has experienced substantial growth in its revenues since the inception of E*TRADE Securities. At the end of fiscal 1992, the Company was processing slightly over 100 trades per day, and by September 30, 1995, the end of the Company's most recent fiscal year, the Company was processing in excess of 3,800 trades per day. By March 31, 1996, the Company's average daily trade volume had grown to 5,800 trades per day. Although increases in the overall activity in the securities markets have contributed to the Company's growth, the Company believes that its growth has also been due in part to the success of its advertising campaign to bring brand name recognition to E*TRADE, the launch of Internet access to E*TRADE and the continuing successful integration of new system developments.

  The Company uses other broker-dealers to execute its customers' orders and, in recent years, has derived a significant portion of its revenues from these broker-dealers for such order flow. The revenues received by the Company under these arrangements for the year ended September 30, 1995 and the six months ended March 31, 1996 amounted to 20% and 21% of total revenues, respectively. There can be no assurance that these revenues will continue at their present levels or that the Company will be able to continue its present relationships and terms for such payments for order flow. In addition, there can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASD or other regulatory agencies, courts or governmental units. Loss of any or all of these revenues could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company is making significant investments in systems technology and has designed a "hot" back-up site in Rancho Cordova, California. The Company expects that the Rancho Cordova site will become fully operational in July 1996. This new facility, together with the Company's existing facility in Palo Alto, California, will give the Company fully redundant capabilities and substantially increased capacity. The Company is also making significant investments in its customer service department. The Company's customer service capacity is severely strained and the Company is seeking to address this problem through significant investments in technology and personnel. See "Risk Factors--Dependence on Improved Customer Service Operations."

  As registered broker-dealers and members of the NASD, E*TRADE Securities and ET Execution Services are subject to the Net Capital Rule. In February 1996, ET Execution Services undertook to act as guarantor pursuant to an agreement between the Company and Merrill Lynch Business Financial Services,

Inc. This undertaking caused ET Execution Services to be in violation of the Net Capital Rule through May 1996 when ET Execution Services was released from the guarantee. See "Risk Factors--Effect of Net Capital Requirements."

  The Company is in the process of implementing self-clearing operations and expects to complete the transition in July 1996. Clearing services include the confirmation, receipt, execution, settlement and delivery functions involved in securities transactions. Prior to the completion of its conversion to self-clearing operations, the Company will continue to clear all of its customer trades as a fully-disclosed correspondent of Herzog. In the first quarter of fiscal 1996, the Company began hiring and training associates to perform the clearing functions that are currently performed by Herzog. As a consequence, the Company has incurred not only significant non-recurring costs associated with the hiring and training of its associates, but also personnel and other costs associated with the transition to self-clearing operations and the integration of its own systems, while still incurring expenses to Herzog for clearing operations. The Company believes that its conversion to self-clearing operations is a strategic investment in the Company's future that will allow the Company to realize significant future savings, although there can be no assurance in that regard. See "Risk Factors--Risks of Systems Failures" and "--Risks Associated with Planned Conversion to Self-clearing Operations."

  As a self-clearing firm, the Company will assume direct responsibility for the possession and control of customer securities and other assets and clearance of customers securities transactions. Having this responsibility will require the Company to record on its balance sheet the customer receivables and customer payables to the Company that are a result of customer margin loans (i.e., loans made to customers that are collateralized by securities held in the customers' margin account at the Company) and customer free credit balances (i.e., customer cash balances maintained by the Company), respectively. In addition, to the extent that the Company's customer debit balances exceed customer free credit balances, the Company must obtain financing for any excess debit balance. As a result, upon conversion to its self-clearing operations, the Company will record receivables from customers, payables to customers and collateralized bank loans, which will have a significant effect on the Company's total assets and total liabilities. If the conversion had been effected at May 31, 1996, the Company would have recorded receivables from customers of $170 million and payables to customers of $110 million. The difference between receivables from customers and payables to customers would have been, and will be, financed through a combination of corporate resources, settlement facilities and customer collateralized bank loans. In connection with the transition to self-clearing operations, the Company has obtained bank financing to finance its customer balances. In addition, as a self-clearing firm, the Company has contracted with a third party service bureau, Beta Systems for its customer record keeping and data processing services. The Company currently relies on Herzog and its data processor for these services. A loss in the availability of these services from Beta Systems and the inability of the Company to make alternative arrangements in a timely manner, if at all, would have a material adverse effect on the Company's business, financial condition and operating results. In accordance with the Company's conversion agreement with Herzog, Herzog will continue to provide access to its system and activity reports for a period of not less than 60 days from the date that the Company completes its conversion to self-clearing operations. See "--Liquidity and Capital Resources."

  The Company's transaction revenues have grown from $327,000 in fiscal 1992, the first year that the Company began to offer retail brokerage services, to $20.8 million in fiscal 1995. Transaction revenues include securities brokerage transactions and, since late fiscal 1994, payments based on order flow. Computer service revenues have grown from $480,000 in fiscal 1992 to $1.4 million in fiscal 1995, and are comprised primarily of fees for the time customers are connected to the Company online. Interest and other revenues have grown from $41,000 in fiscal 1992 to $1.1 million in fiscal 1995. The Company participates in the interest spread on its customer debit and credit balances through its clearing agreement with Herzog. The Company began receiving fees on its customers' assets invested in money market accounts in September 1994. Other revenues represent the Company's return on its investment in Roundtable Partners LLC, a consortium of broker-dealers that provides the Company with an alternative broker-dealer to which to route its customers' orders for execution. The Company also participates in the operating results of Roundtable Partners LLC as an equity owner.

  The Company's cost of services have grown from $579,000 in fiscal 1992 to $12.8 million in fiscal 1995. Cost of services includes clearing fees paid to the Company's clearing broker, system maintenance and communication expenses, and the Company's operations and customer service departments. In connection with its conversion to self-clearing operations, the Company will incur ongoing expenses such as payroll and systems expenditures.

  Selling and marketing expenses have grown from $116,000 in fiscal 1992 to $2.5 million in fiscal 1995 and consist primarily of the costs associated with the actual placement expenses as well as the creative development of advertising.

  Technology development expenses have grown from $176,000 in fiscal 1992 to $943,000 in fiscal 1995 and consist of payroll and consulting costs associated with the development and enhancement of the Company's product offerings.

  General and administrative expenses have grown from $260,000 in fiscal 1992 to $2.8 million in fiscal 1995 and consist primarily of facilities costs, equipment and maintenance expenses, as well as corporate management costs, including accounting, human resources and other administrative expenses.

  Self-clearing operations, especially where conducted by firms such as the Company, without significant prior experience, involve substantial risks of losses due to errors. Errors in the clearing process may also lead to civil liability for actions in negligence brought by parties who are financially harmed as a result of such errors. Any liability that arises as a result of self-clearing operations could have a material adverse effect on the Company's business, financial condition and operating results. Clearing operations currently account for a significant portion of the Company's cost of services, and there can be no assurance that becoming a self-clearing firm will not result in significantly higher clearing costs in the future. During the Company's transition to self-clearing operations, it is running conversion tests to verify the accuracy of its internal systems, while at the same time continuing to incur substantial expenses to Herzog for clearing services. The failure of the Company to perform self-clearing operations accurately and cost-effectively could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company has experienced substantial changes in and expansion of its business and operations since it began offering electronic brokerage services in 1992 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. The Company expects operating expenses and staffing levels to increase substantially in the future. In particular, the Company intends to hire a significant number of additional skilled personnel in 1996 and later years. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified senior managers and technical persons. The Company also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, the Company expects that future expansion will continue to challenge the Company's ability to train, motivate and manage its associates. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Management of a Changing Business," "Business--Associates" and "Management."

  The Company receives and processes trade orders principally through the Internet, online services or touch-tone telephone. This method of trading is heavily dependent on the integrity of the mechanical and electronic systems supporting it. Orders placed from the close of the stock markets one day until the opening the next business day must be processed through the Company's system in a short period of time prior to the opening of the stock markets. Heavy stress placed on the Company's systems during peak trading times could cause the Company's systems to fail. Any failure of the Company's systems or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could cause substantial losses for customers, and could subject the Company to claims from customers for losses, including litigation claiming fraud or negligence. The Company has experienced such system failures in the past and, most recently, experienced two such failures in May 1996. In order to promote customer satisfaction and protect the E*TRADE brand name, the Company has compensated customers for verifiable losses arising in connection with systems failures. As a result, for example, the Company anticipates making such payments to customers in an aggregate amount in excess of $1.7 million for systems failures in May 1996. Notwithstanding these payments, the Company has observed electronic third-party communications in which a potential class action lawsuit against the Company relating to such system failures is discussed. Any systems failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and operating results. As a result of the costs associated with the planned conversion and the Company's recent systems failures, the Company may incur a loss in the quarter ending June 30, 1996. See "Risk Factors--Significant Fluctuations in Quarterly Operating Results; Potential Loss in Quarter Ending June 30, 1996."

RESULTS OF OPERATIONS

  The following table sets forth the percentage of total revenues represented by certain items on the Company's consolidated statements of income for the periods indicated:

                                                                   SIX MONTHS
                                                 YEAR ENDED           ENDED
                                                SEPTEMBER 30,       MARCH 31,
                                              -------------------  ------------
                                              1993   1994   1995   1995   1996
                                              -----  -----  -----  -----  -----
Revenues
  Transaction revenues.......................  72.6%  87.6%  89.3%  89.1%  87.3%
  Computer services..........................  23.8    8.7    6.1    6.5    5.8
  Interest and other.........................   3.6    3.7    4.6    4.4    6.9
                                              -----  -----  -----  -----  -----
    Total revenues........................... 100.0  100.0  100.0  100.0  100.0
                                              -----  -----  -----  -----  -----
Cost of services
  Cost of services...........................  66.3   62.3   54.3   54.0   54.1
  Self-clearing start-up costs...............    --     --    0.6    0.5    3.4
                                              -----  -----  -----  -----  -----
    Total cost of services...................  66.3   62.3   54.9   54.5   57.5
                                              -----  -----  -----  -----  -----
Operating expenses
  Selling and marketing......................   9.5    9.2   10.6   12.4   18.6
  Technology development.....................   7.3    3.1    4.0    1.5    3.4
  General and administrative.................  13.4   23.2   12.0   10.1   11.0
                                              -----  -----  -----  -----  -----
    Total operating expenses.................  30.2   35.5   26.6   24.0   33.0
                                              -----  -----  -----  -----  -----
    Total cost of services and
     operating expenses......................  96.5   97.8   81.5   78.5   90.5
                                              -----  -----  -----  -----  -----
Pre-tax income ..............................   3.5    2.2   18.5   21.5    9.5
Income tax expense (benefit).................    .2   (5.0)   7.4    8.6    3.9
                                              -----  -----  -----  -----  -----
    Net income...............................   3.3%   7.2%  11.1%  12.9%   5.6%
                                              =====  =====  =====  =====  =====

 Six Months Ended March 31, 1996 and 1995

  Revenues

  Transaction revenues increased 120% to $16.5 million for the six months ended March 31, 1996 from $7.5 million for the comparable period in 1995. Of that amount, payments for order flow increased 175% to $4.0 million for the six months ended March 31, 1996 from $1.5 million for the comparable period in 1995. The increase in transaction revenues was primarily the result of the rise in the number of securities transactions processed by the Company, offset in part by reductions in the commission rates charged for certain transactions. The average revenue per securities transaction was $28.27 for the six months ended March 31, 1996 compared with $32.54 during the same period in the prior year. Computer services revenues increased 97% to $1.1 million for the six months ended March 31, 1996 from $547,000 for the comparable period in 1995, primarily due to an increase in the amount of connect time utilized by customers. Interest and other revenues increased 258% to $1.3 million for the six months ended March 31, 1996 from $366,000 for the comparable period in 1995. The increase was largely due to an increase in customer margin debt of 177% to $100 million, an increase in customer free credit balances of 84% to $25 million and an increase in customer money market fund balances of 100% to $248 million.

  Cost of Services

  Cost of services increased 126% to $10.2 million for the six months ended March 31, 1996 from $4.5 million for the comparable period in 1995, due to the increase in the number of securities transactions processed by the Company. Self-clearing startup costs increased to $635,000 for the six months ended March 31, 1996 from $41,000 for the comparable period in 1995. The Company incurred these expenses as it continued to hire associates and utilize consultants in preparation of the conversion to self-clearing operations.

  Operating Expenses

  Selling and marketing expenses increased 239% to $3.5 million for the six months ended March 31, 1996 from $1.0 million for the comparable period in 1995. This increase reflects the brand name advertising campaign that was initiated by the Company during the six months ended March 31, 1996 as well as the advertising costs associated with the launch of the Company's Web site in February 1996. The Company expects that these expenses will fluctuate as a percent of revenue from period to period.

  Technology development expenses increased 378% to $612,000 for the six months ended March 31, 1996 from $128,000 for the comparable period in 1995. This increase was attributable to an acceleration of the Company's development efforts associated with the launch of the Web site in February 1996 as well as the work associated with designing and implementing the Company's "hot" back-up site in Rancho Cordova, California.

  General and administrative expenses increased 145% to $2.1 million for the six months ended March 31, 1996 from $853,000 for the comparable period in 1995. This increase was a result of increased costs associated with personnel additions in the finance, human resources, facilities and compliance departments, a $200,000 increase in customer claims and bad debt reserves, a relocation to larger facilities and an increased use of consultants by the Company. The increase in personnel and the Company's relocation to new facilities were undertaken to accommodate the growth experienced during the period.

  Income Tax Expense

  Income tax expense represents the provision for federal and state income taxes at an effective rate of 40.1% for both the six-month period ended March 30, 1996 and the comparable period in 1995.

 Fiscal Years Ended September 30, 1995 and 1994

  Revenues

  Transaction revenues increased 118% to $20.8 million for fiscal 1995 from $9.5 million for fiscal 1994. The increase was attributable to an increase in the number of securities transactions processed by the Company. The average revenue per securities transaction increased to $31.61 in fiscal 1995 from $29.68 in fiscal 1994 because of the initiation of order flow payments partially offset by reductions of the base commission rate charged to customers for securities transactions late in fiscal 1994. Computer services revenues increased 50% to $1.4 million for fiscal 1995 from $953,000 for fiscal 1994. The increase was due to an increase in amount of connect time utilized by customers. Interest and other revenues increased 167% to $1.1 million for fiscal 1995 from $404,000 for fiscal 1994. The increase was largely due to an increase of 172% in customer margin debt to $68.9 million, an increase of 85% in customer credit balances to $18.7 million and an increase of 160% in customer money market fund balances to $209.4 million.

  Cost of Services

  Cost of services increased 87% to $12.7 million for fiscal 1995 from $6.8 million for fiscal 1994. The increase was largely attributable to an increase in the Company's payments to its clearing broker and, to a lesser extent, modest increases in brokerage operations and quotation expenses. Self-clearing start-up costs were $141,000 for fiscal 1995, as the Company began to hire associates and utilize consultants in preparation of its conversion to self-clearing operations. No such expenses were incurred in fiscal 1994.

  Operating Expenses

  Selling and marketing expenses increased 147% to $2.5 million for fiscal 1995 from $998,000 for the comparable period in fiscal 1994. This increase was due to increased expenditures on advertising placements, creative development and collateral materials.

  Technology development expenses increased 181% to $943,000 for fiscal 1995 from $335,000 for the comparable period in fiscal 1994. This increase was attributable to activities associated with enhancing the Company's existing product offerings, as well as costs associated with the development of the Company's Web site, which was launched in February 1996.

  General and administrative expenses increased 11% to $2.8 million for fiscal 1995 from $2.5 million for the comparable period in fiscal 1994. In fiscal 1994 the Company settled claims in the amount of $850,000 made by its former clearing broker. Excluding this claim, fiscal 1995 general and administrative expenses increased 67% over fiscal 1994. This increase was a result of additional expenses incurred for customer bad debts, claims resulting from a systems failure in the fourth quarter of fiscal 1995 and increases in the number of corporate associates needed to accommodate the growth experienced by the Company during the period.

  Income Tax Expense

  Income tax expense represents the provision for federal and state income taxes at an effective rate of 40.1% for fiscal 1995. The Company recorded a net income tax benefit of $541,000 for fiscal 1994, due to full recognition of net operating loss carryforwards generated in prior years.

 Fiscal Years Ended September 30, 1994 and 1993

  Revenues

  Transaction revenues increased 342% to $9.5 million for fiscal 1994 from $2.2 million for fiscal 1993. The increase was attributable to an increase in the number of securities transactions processed by the Company. Computer services revenues increased 34% to $953,000 for fiscal 1994 from $709,000 for fiscal 1993. This increase was due to an increase in the connect time access charges utilized by the customers. Interest and other revenue increased 279% to $404,000 for fiscal 1994 from $107,000 for fiscal 1993. The increase was due to an overall increase in customer margin debit and free credit balances.

  Cost of Services

  Cost of services increased 245% to $6.8 million for fiscal 1994 from $2.0 million for fiscal 1993. This increase was attributable to increases in clearing fees and communication expenses.

  Operating Expenses

  Selling and marketing expenses increased 253% to $998,000 for the fiscal 1994 from $282,000 for fiscal 1993. This increase was a result of increased advertising expenses. Technology development expenses increased 55% to $335,000 for fiscal 1994 from $216,000 for fiscal 1993. This increase was a result of additional resources being applied to product development. General and administrative expenses increased 533% to $2.5 million for fiscal 1994 from $401,000 for fiscal 1993. This increase was attributable to increases in customer claims and bad debt reserves as well as the $850,000 settlement in fiscal 1995 noted above.

QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly financial data for the six quarters ended March 31, 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the consolidated financial statements and footnotes. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                  THREE MONTHS ENDED
                         --------------------------------------------------------------------
                         DECEMBER 31, MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31, MARCH 31,
                             1994       1995      1995       1995          1995       1996
                         ------------ --------- -------- ------------- ------------ ---------
                                                (dollars in thousands)
Revenues
  Transaction revenues..    $3,272     $4,206    $6,114     $7,243        $7,329     $9,160
  Computer services.....       267        280       364        514           455        623
  Interest and other....       162        204       280        434           644        667
                            ------     ------    ------     ------        ------     ------
    Total revenues......     3,701      4,690     6,758      8,191         8,428     10,449
                            ------     ------    ------     ------        ------     ------
Cost of services
  Cost of services......     2,049      2,480     3,482      4,667         4,373      5,855
  Self-clearing start-up
   costs................         2         39        44         56           166        469
                            ------     ------    ------     ------        ------     ------
    Total cost of
     services...........     2,051      2,519     3,526      4,723         4,539      6,324
Operating expenses
  Selling and marketing.       459        578       502        928         1,127      2,391
  Technology
   development..........        63         65       410        404           253        359
  General and
   administrative.......       415        438       533      1,417         1,042      1,057
                            ------     ------    ------     ------        ------     ------
    Total operating
     expenses...........       937      1,081     1,445      2,749         2,422      3,807
                            ------     ------    ------     ------        ------     ------
    Total cost of
     services and
     operating expenses.     2,988      3,600     4,971      7,472         6,961     10,131
                            ------     ------    ------     ------        ------     ------
Pre-tax income..........       713      1,090     1,787        719         1,467        318
Income tax expense......       286        437       717        288           589        133
                            ------     ------    ------     ------        ------     ------
    Net income..........    $  427     $  653    $1,070     $  431        $  878     $  185
                            ======     ======    ======     ======        ======     ======
                                          AS A PERCENTAGE OF TOTAL REVENUES
                         --------------------------------------------------------------------
Revenues
  Transaction revenues..      88.4%      89.7%     90.4%      88.4%         87.0%      87.7%
  Computer services.....       7.2        6.0       5.4        6.3           5.4        6.0
  Interest and other....       4.4        4.3       4.2        5.3           7.6        6.3
                            ------     ------    ------     ------        ------     ------
    Total revenues......     100.0      100.0     100.0      100.0         100.0      100.0
                            ------     ------    ------     ------        ------     ------
Cost of services
  Cost of services......      55.4       52.9      51.5       57.0          51.9       56.0
  Self-clearing start-up
   costs................        --        0.8       0.7        0.7           2.0        4.5
                            ------     ------    ------     ------        ------     ------
    Total cost of
     services...........      55.4       53.7      52.2       57.7          53.9       60.5
                            ------     ------    ------     ------        ------     ------
Operating expenses
  Selling and marketing.      12.4       12.3       7.4       11.3          13.4       22.9
  Technology
   development..........       1.7        1.4       6.1        4.9           3.0        3.4
  General and
   administrative.......      11.2        9.3       7.9       17.3          12.3       10.1
                            ------     ------    ------     ------        ------     ------
    Total operating
     expenses...........      25.3       23.0      21.4       33.5          28.7       36.4
                            ------     ------    ------     ------        ------     ------
    Total cost of
     services and
     operating expenses.      80.7       76.7      73.6       91.2          82.6       96.9
                            ------     ------    ------     ------        ------     ------
Pre-tax income..........      19.3       23.3      26.4        8.8          17.4        3.1
Income tax expense......       7.8        9.4      10.6        3.5           7.0        1.3
                            ------     ------    ------     ------        ------     ------
    Net income..........      11.5%      13.9%     15.8%       5.3%         10.4%       1.8%
                            ======     ======    ======     ======        ======     ======

  The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including the following: the timing of introductions or enhancements of online brokerage services and products by the Company or its competitors; market acceptance of online brokerage services and products; the pace of development of the market for online commerce; changes in trading volume on the securities markets; trends in the securities markets; changes in pricing policies by the Company or its competitors; changes in strategy; the success of or costs associated with acquisitions, joint ventures or other strategy relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic sales; changes in the level of operating expenses to support projected growth; and general economic conditions. In addition, the Company intends, in the near term, to increase significantly its personnel, particularly its customer service personnel. The timing of such expansion and the rate at which new customer service personnel and additional equipment become productive could also cause material fluctuations in the Company's quarterly operating results.

  Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of securities analysts or investors, which may have an adverse effect on the market price of the Company's Common Stock. In connection with its planned transition to self-clearing operations, in fiscal 1995, the Company began hiring and training associates to perform clearing functions that are currently performed by Herzog. As a consequence, the Company has incurred not only significant non-recurring costs associated with the hiring and training of its associates, but also ongoing personnel and other costs associated with the transition to self-clearing operations and the integration of its own systems, while still incurring expenses to Herzog for clearing operations.

  As a result of the costs associated with the conversion and the Company's recent systems failures, the Company may incur a loss in the quarter ending June 30, 1996. See "Risk Factors--Significant Fluctuations in Quarterly Operating Results; Potential Loss in Quarter Ending June 30, 1996."

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its activities through cash provided by operations, the private placement of Common Stock and Preferred Stock and, to a lesser extent, equipment financing. In September 1995, the Company privately placed $12.3 million of convertible Preferred Stock, of which $3.8 million was used to repurchase and retire outstanding Common Stock from existing stockholders. In April 1996, the Company sold an additional 20,336 shares of convertible Preferred Stock for $2.8 million. In June 1996, the Company sold an additional 11,180 shares of convertible Preferred Stock to SOFTBANK for $9.0 million.

  In February 1996, the Company obtained $2.5 million in equipment financing from Merrill Lynch Business Financial Services, Inc. to finance the purchase of equipment and facilities at the Company's new corporate headquarters in Palo Alto, California. In May 1996, the Company obtained $100 million in committed lines of financing, to be collateralized by customer securities, which will be available upon completion of its conversion to self-clearing operations. In addition, the Company has entered into numerous agreements with other broker-dealers to provide financing for the Company's stock loan activities.

  As part of the Company's planned conversion to self-clearing operations, the Company is negotiating an agreement among E*TRADE Securities, Herzog and a bank whereby Herzog will agree to guarantee the Company's settlement obligations to the bank so that the Company may settle those transactions which clear on the Company's first full day of self-clearing operations. The proposed agreement provides for a one-day loan which will be repaid in full on the second full day of self-clearing operations when the Company receives all its customers' securities and cash from the corresponding customer accounts at Herzog.

  The Company currently anticipates that its available cash resources, combined with the net proceeds to it of this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, if at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on the Company's business, financial condition and operating results.

  Cash provided by operating activities was $598,000 for the six months ended March 31, 1996 compared to $1.4 million for the comparable period in 1995. The cash provided by operating activities of both periods was the result of net income, which for the six months ended March 31, 1996 was reduced by an increase in other assets. Cash provided by (used in) operating activities was $(112,000), $891,000 and $3.4 million in fiscal 1993, 1994 and 1995 respectively. The increases were due to higher net income during the periods.

  Cash used in investing activities was $1.7 million for the six months ended March 31, 1996 compared to $914,000 for the comparable period in 1995 and was $114,000, $124,000 and $1.7 million in fiscal 1993, 1994 and 1995, respectively. The increases were primarily a result of additional purchases of office facilities, equipment and leasehold improvements.

  Cash provided by financing activities was $148,000 for the six months ended March 31, 1996 compared to cash used in financing activities for the comparable period in 1995. The Company sold stock and received the proceeds from exercised warrants in the six months ended March 31, 1996 and retired long-term notes payable in the comparable period in 1995. Cash provided by (used in) financing activities was $215,000, ($111,000) and $7.3 million in fiscal 1993, 1994 and 1995 respectively. The increases and decreases in each fiscal period are the net result of the issuance and retirement of Company securities, respectively.

RECENTLY ISSUED ACCOUNTING STANDARDS

  The Company is required to adopt SFAS No. 123, Accounting for Stock-Based Compensation, in fiscal 1997. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS No. 123, the Company may either adopt the new fair value based accounting method or continue the intrinsic value based method and provide pro forma disclosures of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore, such adoption will have no effect on the Company's consolidated net income or cash flows.

  The Company is also required to adopt SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in fiscal 1997. SFAS No. 121 establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company does not expect SFAS No. 121 to have a material effect on its consolidated financial statements.

                                   BUSINESS

  The following discussion of the Company's business contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  E*TRADE Group, Inc. ("E*TRADE or the "Company") is a leading provider of cost-effective, secure electronic brokerage services. The Company offers automated order placement, portfolio tracking and related market information news and other information services 24 hours a day, seven days a week by means of the CompuServe, America Online, direct modem access, touch-tone telephone and, to a lesser extent, interactive television. E*TRADE's proprietary transaction processing technology enables it to offer highly automated, easy-to-use and cost-effective services that empower its customers to take control of their own financial transactions. Further, the Company's technology can be adapted to provide information and transaction processing services related to other aspects of electronic commerce.

  E*TRADE provides its customers the ability to place orders for stock trades and other investment transactions directly, at a lower, more predictable transaction cost than traditional full-commission or discount brokerage firms. The Company's services feature an easy-to-use graphical user interface, the ability to create "personalized environments" reflecting users' individual needs and interests, accessibility from virtually anywhere at any time via multiple gateways, unbundled services for cost-effective pricing and highly secure services through the use of encryption and authentication technology.

  The Company had over 65,000 accounts as of May 31, 1996, with an average monthly growth in accounts of 11% since January 1, 1996, and had an average daily trading volume of approximately 9,300 in May 1996, from 4,200 in December 1995, representing an average monthly growth of 17% over that period. The Company's Internet access is its most rapidly growing gateway, with trading volume increasing from approximately 1,300 Internet trades for the first week the Company offered trading on the Internet (the week ended February 23, 1996) to over 11,000 for the week ended May 24, 1996.

  E*TRADE's objective is to leverage its leading position as a provider of electronic brokerage and information services through automation, innovation, technology, service and value. The Company's strategy to accomplish this objective includes continued aggressive marketing of its electronic brokerage services to further establish E*TRADE brand name recognition and increase its share of the electronic brokerage market, continual broadening of the functionality of its services and enhancement of its customers' online experience, leveraging the benefits of its highly automated services to enhance their cost-effectiveness, establishment of additional strategic relationships with online service, software and information service providers, and expansion into international markets and new aspects of electronic commerce.

BACKGROUND

  Advancements in telecommunications and information technology have fundamentally altered the way individuals conduct business. For example, the development of the microprocessor and the personal computer revolutionized the way individuals use computers by putting inexpensive and powerful capabilities under their direct control. Consumers have embraced the personal computer and expressed strong preferences for the convenience and control it provided. In a similar fashion, consumers also have begun using a variety of other electronic services such as the automatic teller machine ("ATM") and the facsimile machine, which consumers now see as valuable tools for expediting and controlling transactions and eliminating intermediaries.

  Just as the microprocessor changed computing, the emergence of the Internet as a tool for communication and commerce is driving a revolution in the world of information services and online transactions. Consumers are rapidly embracing the Internet because it is simple to access, makes vast amounts of information available and allows individuals to communicate with people all over the world. With the rapid penetration of personal computers and modems and the development of easy-to-use Web browsers, use of the Internet grew to 56 million worldwide users by the end of 1995 according to International Data Corporation, which estimates that the number will reach approximately 200 million by the end of 1999.

 The Emergence of Electronic Commerce

  The Internet and online services have provided organizations and individuals with innovative ways of conducting business. With the emergence of the Internet as a globally accessible, fully interactive and individually addressable communications and computing medium, companies that have traditionally conducted business in person, through the mail or over the telephone are increasingly utilizing electronic commerce. Over the last decade, electronic execution of financial transactions has increased substantially. Increased use of credit cards, ATMs, electronic funds transfers and online banking and bill paying has automated, simplified and reduced the costs of financial transactions for consumers, businesses and financial institutions. Consumers are increasingly showing strong preferences for transacting certain types of business--such as paying bills, buying insurance, booking airline tickets and trading securities--electronically, rather than in person or over the telephone. These transactions are being streamlined through online commerce and can now be performed directly by individuals virtually anywhere at any time. Consumers have accepted and even welcomed self-directed online transactions because such transactions can be faster, less expensive and more convenient than transactions conducted through an intermediary.

 Development of Online Brokerage Services

  In the past, the individual investor could access the financial markets only through a full-commission broker, who would give investment advice and place trades. With the deregulation of brokerage commissions in 1975 and the resulting unbundling of brokerage services, investors began to realize that they could separate financial advisory services from securities trading. This brought about the advent of the discount brokerage firm, which provided an alternative investment approach by completing trades at a reduced cost.

  With the emergence of electronic brokerage services, investors are being given more options to further unbundle the costs associated with the human interaction typified by full-commission and traditional discount brokerage firms. By requiring a human being to handle the transaction, most traditional brokerage firms restrict their customers' access to trading and information to the availability of the person processing the transaction. In addition, although full-commission and discount brokerage firms are able to offer electronic trading services, their continued reliance on personnel, branches and the associated infrastructure for a major part of their business prevents them from reducing their cost structure to the lower level achievable through an all electronic model. Forrester Research, Inc. reports that the number of online brokerage accounts is expected to grow from 600,000 at year-end 1995 to
1.3 million at year-end 1998.

  A shift in demographics and societal norms is fundamentally altering the way consumers manage their personal financial assets. Increasingly consumers are taking direct control over their personal financial affairs, not simply because they are able to, but because they find it more convenient and less expensive than relying on financial intermediaries. Investors want the flexibility to invest at times and places that are convenient for them. The broad availability of financial information online has dramatically narrowed the gap between the resources available to the individual investor and the institutional investor. Individual investors have become increasingly sophisticated and knowledgeable about investing, having experienced greater access to stock quotes, company financial information, investment advice and other investment information on the Web or through other online services. As investors obtain even more access to investment information, the Company believes they will desire greater control over their financial decisions and seek alternative ways to invest more conveniently and cost-effectively and with less interaction with brokers and other financial services professionals. The Company believes that this trend has created a growing opportunity to provide online trading services that are easy to access, easy to use, cost-effective and secure.

THE E*TRADE SOLUTION

  E*TRADE uses its proprietary processing technology to provide consumers with easy-to-use and cost-effective online securities brokerage services. E*TRADE's service is accessible through multiple gateways--the Internet, direct modem access, America Online, CompuServe, touch-tone telephone and, to a lesser extent, interactive television. The Company offers order placement services 24 hours a day, seven days a week, thereby shifting the financial transactions paradigm from a business-hours-only, intermediary-based model to one in which the consumers have ultimate control over where and when they initiate transactions. The Company's services are highly automated, with most customer orders being entered, processed and confirmed electronically and without human intervention. By avoiding the inefficiencies and personnel requirements and associated costs of non-automated order entry and processing, the Company is able to provide its services at a lower cost than traditional brokerage firms. The Company's technology is based on a modular architecture which is scalable to handle increasing transaction volumes. The Company's first target market for the application of its proprietary processing technology is the electronic brokerage industry. However, this technology can be readily adapted to provide information and transaction processing services related to other aspects of electronic commerce.

  E*TRADE empowers its customers to take control of their own financial transactions through the following features:

  . User-Friendly Web Trading Interface. Through its easy-to-use graphical trading interface, E*TRADE has made online trading simple, fast and fun. Consumers accessing E*TRADE for the first time are able to quickly understand the wide variety of services available and how to access those services. The barriers to first-time trading online have been reduced, as new users are just as comfortable trading online as the technologically savvy, early adopters. The look and feel of the graphical user interface on the Web is being replicated on other gateways.

  . Personalized Environments. Customers are able to create "personalized environments," including personalized watch lists and portfolios for tracking securities. A customer's trading experience is enhanced with portfolio, account and market information readily available prior to initiating a trade. The Company plans to enable customers to further customize their user interfaces by allowing them to select the market indicators, portfolio views and value-added information services, including news, charts and market analysis, that are most valuable to their own trading preferences.

  . Anywhere Any Time Access. By maintaining multiple gateways through which customers may access E*TRADE virtually anywhere at any time, the Company can increase the number of customers served and trades processed. As depicted below, customers are able to trade securities through the Internet, direct modem access, CompuServe, America Online, touch-tone telephone and, to a lesser extent, interactive television.


                           (INSERT GRAPHIC #4 HERE)

  . Cost-effective Services. By unbundling the services that many full-commission brokerage firms include in their high transaction costs, the Company is able to offer customers just the services that they want at lower costs. The Company, through its proprietary processing technology, is able to charge a lower price, yet provide value-added products and services.

  . Secure Operations. The Company believes that account security is one of the key factors for success in the brokerage industry. By offering highly secure services through the use of encryption and authentication technology, the Company has achieved a leadership position in the secure provision of online brokerage services.

  The Company believes that the robust processing technology that it has developed for the provision of online electronic brokerage services can be adapted for the provision of additional services within that market segment, as well as for application to other aspects of electronic commerce.

STRATEGY

  The Company's objective is to be a leader in the provision of commercial transaction processing services through automation, innovation, technology, service and value. The key elements to the Company's strategy to accomplish this objective are as follows:

  . Enhance E*TRADE Brand Awareness. The Company intends to continue to aggressively market its online brokerage services to further establish E*TRADE brand name recognition through media reports, both in print and on television, and through advertisements in mass market publications.

  . Increase Electronic Brokerage Market Share. Through aggressive mass market advertising, the Company intends to increase consumer awareness and generate new accounts to increase its share of the electronic brokerage market. The Company's brokerage accounts increased from over 39,000 at December 31, 1995 to over 65,000 at May 31, 1996.

  . Continue to Broaden Service Offerings. The Company continually strives to increase the functionality of its services, as well as to offer new services that enhance its customers' online experiences. For example, the Company currently provides portfolio tracking and records management, market data and access to delayed quotes on the Internet at no additional price, while real-time quotes can be obtained online for a small fee. The Company intends to expand its existing services to include immediate access to breaking news and research reports, stock charts, company financial information and an automatic deposit program. The Company also plans to adapt its proprietary processing technology to provide additional online brokerage services, such as mutual fund trading, fixed income securities, 401(k) plan administration and stock option plan management.

  . Leverage Benefits of Highly-Automated Operations. The Company's services are highly automated, with most customer orders being entered, processed and confirmed electronically without human intervention. By avoiding the inefficiencies and personnel requirements and associated costs of non-automated order entry and processing, the Company is able to provide its services at a lower cost than traditional brokerage firms. The Company continually seeks ways to automate other aspects of its business, such as the application process, new account fulfillment and customer service functions. In addition, the Company is in the process of implementing self-clearing operations, which it expects will further reduce the cost of providing its services to customers.

  . Develop and Maintain Strategic Relationships. In order to enhance accessibility of its services and provide new service offerings, the Company has established strategic relationships with CompuServe and America Online, whose subscribers are potential consumers for online brokerage services, as well as certain software and information service providers. The Company believes that these relationships help build E*TRADE's brand name and enable the low-cost acquisition of additional customers. E*TRADE also seeks to develop and maintain alternative distribution channels through the expansion of its service bureau business.

  . Leverage E*TRADE Brand and Technology to Enter New Markets. E*TRADE seeks to capitalize on its brand name recognition by leveraging its branded proprietary processing technology to provide other individual and business-to-business clients with electronic services. E*TRADE's proprietary processing technology, while currently used for the processing of online brokerage transactions, can be adapted to provide information and transaction processing services related to other aspects of electronic commerce.

  . Penetrate International Customer Base. The Internet, America Online and CompuServe permit the Company's customers to access its system without regard to geographic location. Although E*TRADE currently has no marketing program directed specifically at consumers outside the United States, it already has over 400 accounts for customers with addresses in 46 foreign countries and plans to increase its marketing efforts to attract more international customers. The Company plans to create "localized" user interfaces, with local languages and specialized services. The Company has been discussing possible alliances with local institutions such as brokers and banks to make portfolio management, the purchase and sales process and the transfer of funds easier for foreign investors and for foreign securities, and to ensure the Company is in compliance with local laws and regulations.

  The Company's strategy involves substantial risk. There can be no assurance that the Company will be successful in implementing its strategy or that its strategy, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategy effectively, the Company's business, financial condition and operating results would be materially adversely affected.

BROKERAGE AND INFORMATION SERVICES AND PRODUCTS

  The Company's consumer services are based on proprietary processing technology and are designed to meet the needs of individuals who make their own investment decisions. The Company's services include fully automated stock and option order processing via personal computer or touch-tone telephone, online investment portfolio tracking and financial market news and information. The Company offers its services to consumers through a broad range of electronic access points, including the Internet, direct modem access, America Online, CompuServe, touch-tone telephone and, to a lesser extent, interactive television. All records are maintained on one centralized system, so that regardless of gateway, customers always have access to current account information and are able to use different types of access methods.

  The Company continually strives to increase the functionality of its services, as well as to offer new services that enhance its customers' online trading experiences. The Company's services give consumers increased control of their personal investments by providing a direct link to the financial markets through a customized user interface. The Company's existing and anticipated services and product offerings include those described below:

 Stock and Option Trading

  Customers can directly place orders to buy and sell Nasdaq and exchange-listed securities, as well as equity options, through the E*TRADE automated order processing system. E*TRADE supports a range of order types, including market, limit (good-till-cancelled or day), stop orders and short sales. System intelligence automatically checks the parameters of an order, and the customer's buying power and positions held, communicating any inconsistencies prior to executing an order. All transaction and portfolio records are automatically updated to reflect trading activity. Buy and sell orders placed when the markets are closed are automatically submitted prior to the next day's opening. Account holders receive electronic notification of order executions, printed trade confirmations and detailed monthly statements. The Company intends to implement a "frequent trader" program in which high-volume customers are given credit for a number of free trades or free access to services that are ordinarily priced separately, such as real-time quotes and market data. In addition, the Company is exploring providing mutual fund trading capabilities in the future.

  All listed market orders (subject to certain size limitations) are executed at the National Best Bid/Offer ("NBBO") at the time of receipt by the third market firm or exchange. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at a price inferior to the NBBO. Limit orders are executed based on an indicated price and time priority. All Nasdaq market orders (subject to certain size limitations) are executed at the Best Bid/Offer (Inside Market) at the time of receipt by the market-maker.

 Market Data

  During trading hours, E*TRADE continually receives a direct feed of detailed quote data, market information and news. Customers can create their own personal lists of stocks and options for quick access to current pricing information. E*TRADE provides its customers 20-minute delayed data, including quotes, major market indices, and most active issues, gainers and losers for the major exchanges. Users are alerted when there is current news on an identified stock and when a stock has reached a user-defined price threshhold. Upon placing an order, the customer is provided with a real-time quote, bid and ask, at no extra charge. For $30 per month, individual investors can obtain unlimited real-time quotes and market data on the Company's system. The Company's Web site provides links to other business and financial Web sites, including the CNN Financial Network and the SEC's EDGAR database, which provides access to SEC filings of public companies. The Company intends to expand its existing services to include immediate access to breaking news, charts, analysts reports and company financial information.

 Portfolio Tracking and Records Management

  Customers have online access to a listing of all their portfolio assets held through E*TRADE, including data on the date of purchase, cost basis, current price and current market value. The system automatically calculates unrealized profits and losses for each asset held. Detailed account balance and transaction information includes cash and money fund balances, buying power, net market portfolio value, dividends paid, interest earned, deposits and withdrawals. Brokerage history includes all orders, changes and cancellations. Tax records include total short-term or long-term gain/loss and commissions paid. Customers can also create "shadow" portfolios to include any number of financial instruments a customer is interested in tracking --for example, portfolio assets held at another firm. These shadow portfolios can include stocks, options, bonds and mutual funds.

 Cash Management Services

  The Company provides certain cash management services to its customers. For example, uninvested funds earn interest in a credit interest program or can be invested in one of five money market funds. In addition, the Company provides limited checking services through a commercial bank and is exploring expanding these services. The Company plans to expand its cash management offerings to include the ability to transfer funds electronically via the Internet and an automatic deposit program to allow scheduled periodic transfers of funds into customers' accounts.

 Account Security

  The Company uses a combination of proprietary and industry standard security measures to protect customers' assets. Customers are assigned unique user identifications and passwords that must be used each time they log on to the system. The Company relies on encryption and authentication technology, including public key cryptography technology licensed from RSA, to provide the security and authentication necessary to effect the secure exchange of information. Telephone transactions are secured through a personal identification number (PIN)--the same technology used in ATMs. A second level of password protection is used prior to order placement.

 Access and Delivery of Services

  The Company's services are widely accessible through multiple gateways, with automated order placement available 24 hours a day, seven days a week by personal computer. In addition, customers can access E*TRADE by touch-tone telephone and, in a limited number of markets, through interactive television.

  Personal Computer. Customers using personal computers can access the E*TRADE system through the Internet, America Online, CompuServe or direct modem access. Accessing E*TRADE through the Web offers the customer platform independence. The Company's Web site combines a universally accepted graphical user interface with the trading capabilities experienced investors demand. The Web-based system also includes direct links to many investment-related resources on the Web. Alternatively, accessing E*TRADE by dialing directly through a modem offers an efficient method for connecting to the trading system independent of either the Internet or a proprietary online service.

  Touch-tone Telephone. TELE*MASTER, an interactive voice response system, provides a convenient way for customers to access quote information, place stock and options trades, review account balances and check messages through any touch-tone telephone.

  Interactive Television. GTE MainStreet, an interactive television system operated by GTE Corporation, is available as a gateway to the Company's brokerage service. GTE MainStreet has been on the air over certain cable television franchises on a pilot basis for approximately four years and is now in three test markets. Revenues and volume of trades through GTE MainStreet represents a de minimis portion of the Company's business.

E*TRADE PROCESSING TECHNOLOGY

  The E*TRADE engine is a proprietary transaction processor that automates traditionally labor-intensive transactions. Because it was custom-tailored for electronic marketplace use, the E*TRADE engine provides customers with efficient service and has the added advantage of being scalable and adaptable as usage increases and service offerings are expanded. Beyond these features, the design of the E*TRADE engine and related software allows for rapid expansion of network and computing capacity without interrupting service or requiring replacement of existing hardware or software. No assurance can be given that the Company can successfully adapt its proprietary processing technology to provide information and transaction processing services in other markets, or that if successful, it will successfully compete in any such new markets.



                           (INSERT GRAPHIC #5 HERE)

 The E*TRADE Engine

  A wide variety of functions and services have been designed to allow customers to initiate and monitor brokerage accounts and to execute equity and option trading. The engine also has been structured so that it could be adapted for use by other service providers, enabling them to integrate E*TRADE's transaction processor into their own front-end applications so that they can create or expand electronic services.

  The Company believes that the E*TRADE engine acts as a significant barrier to entry by competitors. E*TRADE's core technology, which has taken years to develop, is comprised of three parts: the graphical user interface that the customer sees; the universal server which connects the customer to the processor; and the automated processor that executes the transactions.

  . Graphical User Interface ("GUI"). E*TRADE's GUI environment is based on Netscape's Secure Commerce Server and today can run on any Netscape-enabled computer. It is also being adapted to a second Internet browser, Microsoft Internet Explorer. The GUI is scalable: as volume increases, additional servers can be added quickly. Security is provided by an Internet firewall and by requiring two applications of passwords--one for access to the secured Web site, and a second for every time a trade is executed.

  . The Universal Server. The Universal Server's primary function is to provide access to an efficient, standard transaction processor from all gateways. The Server enables communications through multiple platforms and allows different platforms to communicate with each other. Beyond these features, the Universal Server also has been designed to be scalable and portable and runs in an environment that is both fully redundant and secure.

  . The Automated Processor. The core of the E*TRADE engine is the Automated Processor, designed to provide the highest degree of automation for all E*TRADE transactions. The Automated Processor was written for the Digital Equipment Corporation ("DEC") hardware and operating system to rapidly read data files, process transactions and transmit information back to the customer. Because of this, the Company is able to process approximately 90% of its transactions without any manual intervention. Dual facilities that run independently share load balancing and provide redundancy, as well as scalability. The proprietary nature of the system, along with internal security from DEC, and user ID and password protection at the application level provide security for the Automated Processor. Internet access to the Processor is through the Company's Web site, which is protected by a firewall.

  The Company maintains an internal development staff to continually enhance its software and develop new services and transactions. The Company's software is designed to be versatile and adaptable, so that the E*TRADE engine can be configured to meet the differing demands of strategic relationships or individual customer needs.

  The Company is in the final stages of establishing a remote back-up data center in Rancho Cordova, California, which it anticipates will be operational by July 1996. This facility will replace the current back-up facility. The new back-up facility will provide a continuously updated remote copy of each CPU from the Company's headquarters in Palo Alto, California, thereby creating a fully operational system in the event of a service interruption at the Palo Alto facility. To provide for system continuity during short outages, the Company also has equipped its computer facilities with uninterruptible power supply units as well as back-up generators.

STRATEGIC RELATIONSHIPS AND BUSINESS DEVELOPMENT

  The Company recently formed a division, E*TRADE Online Ventures, with the objective of leveraging its transaction-processing capabilities, access to online consumers and brand name recognition into growth and diversification opportunities. E*TRADE Online Ventures continues the Company's focus on strategic alliances and represents a new emphasis on acquisitions and internal development of new businesses. These efforts are designed to expand the Company's core business, offer new products and services to its online customers and diversify its customer base and revenue stream by providing transaction-processing services in areas outside its core business.

 Core Business Expansion

  With respect to expanding the Company's core business, E*TRADE Online Ventures has secured or is actively pursuing alliances with (i) Internet access and service providers, (ii) Internet software providers, (iii) providers of home and online banking services, (iv) financial advisors and money managers, (v) electronic commerce and currency companies and (vi) other companies either requiring an efficient operation or wanting to offer new services to their established customer bases. Although the focus with these alliances is on utilizing the Company's brand name, private branding opportunities are considered on occasion. The Company intends that these alliances will increase its core customer base, trading volume and operational efficiency and will further enhance its brand name recognition.

  To date, the Company has concentrated principally on securing alliances with online service providers. While a majority of the Company's customers access its services directly through the Internet, direct modem access or TELE*MASTER, many go through online service providers such as CompuServe and America Online. Strategic relationships with such service providers allow the Company to access a greater number of potential customers and allow the online service providers to offer their subscribers a broader range of service options.

  .[LOGO         America Online. America Online and the Company have had a
    APPEARS      business relationship for over nine years. The Company is
    HERE]        negotiating a non-exclusive agreement with America Online to place E*TRADE in America Online's new Investment Area, currently scheduled for release in mid-summer 1996. E*TRADE would receive a more prominent presence, accessible through an icon to an upgraded graphical user interface. E*TRADE's current non-graphical, ASCII interface through the America Online service can now be accessed only through a key word search. There can be no assurance that the Company will reach agreement with America Online on terms favorable to the Company, or at all, or that, absent a formal written agreement with America Online, the Company's relationship with America Online will continue on the same basis as it has in the past, or at all.


  .[LOGO         CompuServe. CompuServe and the Company have had a non-
    APPEARS      exclusive contractual relationship for over ten years.
    HERE]        Initially, CompuServe served as an access point for the
                 Company's service bureau business. The Company's current agreement with CompuServe permits the customers of
   CompuServe to open brokerage accounts with E*TRADE and access those accounts through CompuServe and via TELE*MASTER. The economics of this relationship were recently restructured in a three-year contract to provide for the Company to pay CompuServe a fee for these trades. The Company has also entered into a three-year network agreement with CompuServe Network Services for the provision of network access for the Company's customers that wish to access E*TRADE using direct dial-up software.


  .[LOGO         GTE. The Company entered into an agreement with GTE
    APPEARS      Corporation ("GTE") in 1989 to develop an online interactive
    HERE]        television brokerage service that would be made available
                 through GTE MainStreet, an interactive television system operated by GTE Corporation over certain cable television franchises. GTE MainStreet has been on the air on a pilot basis for approximately four years and is now in three test markets. Revenues and volume of trades through GTE MainStreet represent a de minimis portion of the Company's business.

  .[LOGO      Intuit. The Company has signed a letter of intent for a
    APPEARS   strategic relationship with Quicken Investment Services, Inc.,
    HERE]     a subsidiary of Intuit, Inc. ("Intuit"), pursuant to which the services of Intuit would permit Intuit users to download information from E*TRADE to the Intuit software resident on an
   Intuit user's personal computer. In addition, it is intended that these same users will be able to link to E*TRADE for the purpose of entering and executing trades via their E*TRADE accounts. There can be no assurance that the Company will reach agreement with Intuit on terms favorable to the Company, or at all.


  .[LOGO      Data Broadcasting Corporation. Data Broadcasting Corporation
    APPEARS   ("DBC"), a provider of financial and sports information to
    HERE]     individual investors, and the Company have entered into an agreement whereby DBC will provide direct access to E*TRADE's services from their own Internet Web site and that of the Brand
   Labeled Quote Sites they provide to others.


 New Products and Services

  E*TRADE Online Ventures is also pursuing opportunities to increase the number of products and services offered to its customers. These include: (i) other investment products, including mutual funds, additional fixed income securities and foreign securities; (ii) electronic cash; (iii) preferred vendor relationships; and (iv) insurance, health care, travel and entertainment products. In addition, E*TRADE Online Ventures is exploring the possibility of establishing investment banking operations focused on underwriting equity securities offerings over the Internet and offering private equity securities to its qualified customers.

  Significant relationships formed to date are as follows:

  .[LOGO      CyberCash. The Company has signed a memorandum of understanding
    APPEARS   for a strategic relationship with CyberCash, Inc. ("CyberCash")
    HERE]     pursuant to which E*TRADE would use the software and services of CyberCash to permit E*TRADE customers to perform direct deposits into their E*TRADE accounts via the Internet from accounts at third-party institutions. There can be no assurance that the Company will reach agreement with CyberCash on terms favorable to the Company, or at all.


  .[LOGO      Quote.com. Quote.com and the Company signed a letter of intent
    APPEARS   in June 1996 to provide value-added information to E*TRADE
    HERE]     Internet customers. Quote.com will provide current news and charting capabilities that are directly linked to E*TRADE customers' stock watch and quote lookup features. News provided includes Reuters News, PR Newswire and BusinessWire. Charts provided include intra-day, daily and weekly price graphs. These services will be integrated into E*TRADE's Web site and will be free to E*TRADE customers.

 Alternative Distribution Channels Through Service Bureau Business

  The Company began as an online brokerage transaction service bureau and seeks to develop and maintain alternative distribution channels through the expansion of its service bureau business. The Company's service bureau business permits third-party institutions' customers to place brokerage trades, access their accounts online and access other online resources using the E*TRADE system. The Company has developed relationships with financial institutions, such as Quick & Reilly and Bank of America, wanting to offer online services to their customers. The Company believes that these financial institutions are attracted in part by its ability to provide its services "transparently" using its proprietary processing technology, giving the financial institution the ability to offer its customers a branded brokerage service. The advantage of this type of relationship is that the Company is able to provide its services to a greater number of customers at little added cost, eliminating the necessity to deal directly with customer service and other administrative responsibilities of providing direct service.

  A significant number of the Company's strategic relationships have only recently been entered into. There can be no assurance that any such relationships will be maintained, that if such relationships are maintained, they will be successful or profitable, or that the Company will develop any new such relationships.

  The information services and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. The Company's future success will depend, in part, on its ability to develop leading technologies, enhance its existing services and products, develop new services and products that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of new services or products or enhanced versions of existing services and products entails significant technical risks. There can be no assurance that the Company will be successful in effectively using new technologies, adapting its services and products to emerging industry standards, developing, introducing and marketing service and product enhancements, or new services and products, including those identified above, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that its new service enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, the Company's business, financial condition and operating results will be materially adversely affected.

  Substantially all of the Company's revenues in recent years have been from electronic brokerage services, and the Company expects its electronic brokerage services to continue to account for substantially all of its revenues for the foreseeable future. E*TRADE, like other securities firms, is directly affected by national and international economic and political conditions, broad trends in business and finance, and substantial fluctuations in volume and price levels of securities and futures transactions. In October 1987 and in October 1989, the stock market suffered two of the largest declines in history. As a result of these declines, many firms in the industry suffered financial losses and the level of individual investor trading activity decreased. Reduced trading volume and prices generally result in reduced transaction revenues. In periods of low volume, the Company's profitability would be adversely affected because certain expenses, consisting primarily of salaries and benefits, computer hardware and software costs, and occupancy expenses, remain relatively fixed. Such a severe market fluctuation in the future could have a material adverse effect on the Company's business, financial condition and operating results. Certain of the Company's competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry. See "-- Competition."

MARKETING

  The Company's marketing strategy is based on an integrated marketing model which employs a mix of several different media of communication. The goals of the Company's marketing programs are to increase E*TRADE's brand name recognition and to attract new customers. The Company pursues these goals through direct-response advertising, marketing through its own Web site, an aggressive public relations program and co-marketing. All communications by E*TRADE Securities with the public are regulated by the NASD.

 Direct Response Advertising; Web Site Marketing

  The Company's advertising focuses on marketing online trading as a better way of initiating transactions, building awareness of the E*TRADE brand, and selling the benefits of E*TRADE services. Advertising is increasingly directing interested prospects to the Company's Web site for additional information, as opposed to generating primarily telephone-based inquiries. The Company's aggressive advertising program has generated high growth rates in new accounts. Print advertisements are placed in a broad range of business, technology and financial publications, including the Wall Street Journal, Forbes ASAP, Barron's, SmartMoney and Wired. E*TRADE also advertises regularly on CNBC and on national business radio networks.

  At the Web site, interested prospects can get detailed information on the Company's services, use an interactive demonstration system, request additional information, and/or complete an account application online. Since May 1, 1996, a majority of the Company's new accounts have been generated through the Internet. The increasing Internet focus is resulting in decreased customer acquisition costs. The Company intends to capitalize on the popularity of its Web site by selling advertising to third parties who are interested in target marketing. The Company regards this revenue as additional income, raised without a significant increase in overall costs and with no increase in capital costs.

 Public Relations Program

  The Company aggressively pursues public relations opportunities to build brand awareness. This campaign has resulted in appearances on The Today Show, CNN and CNBC, in addition to profiles in Business Week, SmartMoney, Time magazine, the Financial Times, Investor's Business Daily and the Wall Street Journal. There are links to E*TRADE's home page from more than 800 sites on the Web, which the Company believes is a significant factor in increasing brand awareness and generating leads as consumers look to the Internet as a key source of information and commercial activity. The Company also actively seeks speaking opportunities at industry conferences and events.

 Co-marketing/Promotion

  The Company has established a number of significant co-marketing relationships to promote its products. These include participation in:
Netscape's inbox promotional offer for the Netscape Navigator browser available through retail outlets; Apple Computer's in-store interactive demonstrations; and links with a number of Web-based information providers. The Company intends to enter into additional co-marketing relationships as a component of its marketing strategy.

  A program under development by E*TRADE is a virtual shopping mall of software, services and products that will help individuals make informed investment decisions. Through E*TRADE's Web site, customers will be able to purchase or subscribe to products available from this mall at special discount prices. Goods and services offered will be reviewed and selected for inclusion by E*TRADE based on overall "best value" within its product category. Companies selected for inclusion in return will promote E*TRADE's service through their Web sites and/or marketing materials.

 International Customer Base

  The Company's customers are able to trade securities online from anywhere in the world. The Internet, America Online and CompuServe permit the Company's customers to access its system without regard to geographic location. Although E*TRADE currently has no marketing program directed specifically at consumers outside the United States, it has over 400 accounts for customers with addresses in foreign 46 countries who open accounts directly with the Company. The Company expects its international customer base to grow with the continued proliferation of the Internet and increasing free trade, although there can be no assurance in that regard.

  A component of the Company's strategy is its planned aggressive increase in marketing efforts to attract more international customers. The Company plans to create "localized" user interfaces, with local languages and specialized services. The Company has been discussing possible alliances with local institutions such as brokers and banks to make portfolio management, the purchase and sales process and the transfer of funds easier for foreign investors and for foreign securities, and to ensure the Company is in compliance with local laws and regulations. In addition, the Company recognizes the revenue potential of providing online trading services for the purchase of foreign securities and plans to pursue this market in the future.

  To date, the Company has limited experience in providing brokerage services internationally. There can be no assurance that the Company will be able to successfully market its services and products in international markets. In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage industry, such as unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations, if any, and, consequently, on the Company's business, financial condition and operating results.

CUSTOMER SERVICE

  The Company believes that providing effective customer is critical to its success. The Company's customer service organization helps customers get online, handles product and service inquiries and addresses all brokerage and technical questions. The customer service team also makes welcome and check-in calls to ensure the satisfaction of its customers. The Company's customers have access to a toll-free number from 9:00 a.m. to 8:00 p.m. Eastern time, Monday through Friday. The Company's current policy specifies that customer service associates have or obtain a securities broker's license.

  The Company believes that it can further enhance the quality of its customer service by leveraging currently available technology. For example, current interactive voice response ("IVR") technology has the capability of allowing customers to request forms from their touch-tone telephones and immediately receive them via fax. The Company believes that these "faxes-on-demand" will eliminate about 5% of the Company's current call volume. Also in development is an electronic trouble ticket, allowing customers to answer via the Internet or touch-tone telephone, most of their own system-related access questions. By July 1996, much of the help text currently available on the Company's Internet site will be available on the IVR system, accessible by those customers whose access is telephonic rather than personal-computer based. The Company believes that broadening the access of the most frequently asked questions regarding terms, procedures and policies will result in a substantial reduction in the number of customer service calls received by the Company.

  The Company's customer service capacity is severely strained. During April and May 1996, the Company's customer service department serviced approximately 80% of its inquiries through telephone calls and approximately 20% through e-mail. This department handles only non-revenue calls from customers needing extra assistance and generally is not involved in order processing. The Company currently falls far short of its target response time for customer service calls, with callers frequently waiting over 20 minutes during peak times. Continued sub-optimal customer service could damage the E*TRADE name and lead some customers to transfer their business to other, less congested online brokers, limit their trading activity, or choose to refrain from electronic trading entirely. The Company is seeking to address the problem through significant investment in technology and personnel. However, such attempts have proven ineffective, as growth in inquiries has, over certain periods, exceeded the growth in the Company's capacity to handle such volumes. There can be no assurance that the Company will be able to address its customer service capacity constraints, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

OPERATIONS

 Clearing

  The Company is in the process of implementing self-clearing operations and expects to complete the transition in July 1996. Clearing operations include the confirmation, receipt, execution, settlement and delivery functions involved in securities transactions. Performing its own clearing operations will allow E*TRADE Securities to retain free credit balances and securities for use in margin lending activities. Prior to the completion of its conversion to self-clearing operations, the Company will continue to utilize Herzog to process its clearing operations. See "Risk Factors--Risks Associated with Planned Conversion to Self-clearing Operations."

  Upon the implementation of self-clearing operations, customers' stock certificates typically will be held by the Company in nominee name on deposit at one or more of the recognized securities industry depository trust companies, to facilitate ready transferability. The Company will collect dividends and interest on securities held in nominee name and make the appropriate credits to the customer's account. The Company will also facilitate exercise of subscription rights on securities held for customers. The Company will arrange for the transmittal of proxy and tender offer materials and company reports to customers. E*TRADE Securities' operations department intends to rely upon certificate counts and microfilming procedures as deterrents to theft of securities and, as required by the NASD and certain other regulatory authorities, to carry fidelity bonds covering loss or theft.

 Lending and Borrowing Activities

  Margin Lending. After the completion of its conversion to self-clearing operations, the Company will be permitted to make loans to customers collateralized by customer securities. Margin lending by the Company will be subject to the margin rules of the Board of Governors of the Federal Reserve System, NASD margin requirements and the Company's internal policies will be more stringent than the Federal Reserve and NASD requirements. In permitting customers to purchase on margin, the Company will take the risk of a market decline that would reduce the value of its collateral below the customers' indebtedness before the collateral can be sold. Under applicable NASD rules, in the event of a decline in the market value of the securities in a margin account, the Company will be obligated to require the customer to deposit additional securities or cash in the account so that at all times the customer's equity in the account is at least 25% of the value of the securities in the account. E*TRADE's internal requirement, however, will be that the customer's equity not fall below 30%. If it does, the customer will be required to increase it to 40%. Margin lending to customers constitutes the major portion of the basis on which net capital requirements of the Company will be determined under the SEC's Net Capital Rule. As these activities expand, the Company's net capital requirements will increase.

  Securities Lending and Borrowing. Upon its conversion to self-clearing operations, the Company will borrow securities both to cover short sales and to complete customer transactions in the event a customer fails to deliver securities for the required settlement date. The Company will collateralize such borrowings by depositing cash or securities with the lender and receive a rebate (in the case of cash collateral) or pay a fee calculated to yield a negotiated rate of return. When lending securities, the Company will receive cash or securities and generally pay a rebate (in the case of cash collateral) to the other party in the transaction. It is anticipated that securities lending and borrowing transactions will be executed pursuant to written agreements with counterparties which require that the securities borrowed be "marked to market" on a daily basis and that excess collateral be refunded or that additional collateral be furnished in the event of changes in the market value of the securities. The securities usually will be "marked to market" on a daily basis through the facilities of various clearing houses.

 Order Processing

  All listed market orders (subject to certain size limitations based on the size in the primary market) are executed at the National Best Bid/Offer ("NBBO"), at the time of receipt by the third market firm or exchange. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at a price inferior to the NBBO. Limit orders are executed based on an indicated price and time priority. All Nasdaq market orders (subject to certain size limitations based on the trading characteristics of the particular security) are executed at the Best Bid/Offer (Inside Market), at the time of receipt by the market-maker. Eligible orders are subject to possible price improvement in the marketplace.

  The rapid growth in the use of the Company's services has strained its ability to adequately expand technologically. The haste required in bringing in new equipment and applications may cause the process of testing and validation of hardware and software to become less rigorous, causing possible production problems. In addition, the Company relies on a number of third parties to process its transactions, including online access providers, back office processing organizations, services providers and market makers, all of which need to expand their operations accordingly. Any backlog caused by a third party's inability to expand at the rate necessary to meet the Company's needs could have a material adverse effect on the Company's business, financial condition and operating results. An additional strain that will be placed on the Company as a result of rapid growth will be its ability to quickly integrate qualified personnel required to handle certain transactions that are reviewed by a licensed broker before the order is processed. As trading volume increases, the Company may have difficulty hiring and training qualified personnel at the necessary pace, and the shortage of such personnel could cause a backlog in the processing of trades requiring review, exposing the Company not only to unsatisfied customers, but to liability for transactions that were ordered, but not executed on a timely basis.

COMPETITION

  The market for electronic brokerage services, particularly over the Internet, is new, rapidly evolving and intensely competitive. The Company expects competition to continue and intensify in the future. The Company encounters direct competition from discount brokerage firms providing either touch-tone telephone or online brokerage services, or both. Discount brokerage firms generally effect transactions for their customers on an "execution only" basis without offering other services such as portfolio valuation, investment recommendations and research. These competitors include such discount brokerage firms as Charles Schwab, Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., Quick & Reilly, Pacific Brokerage Services, Inc., National Discount Brokers, Lombard Institutional Brokerage, Inc. and eBroker, among others. The Company also encounters competition from established full-commission brokerage firms such as Dean Witter Reynolds Inc., PaineWebber Incorporated and Merrill Lynch, among others. The Company also competes with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic and online brokerage services.

  The principal competitive factors affecting the market for the Company's electronic commercial transaction processing services are cost, service, quality, execution, delivery platform capabilities, ease of use, graphical user interface look and feel, depth and breadth of services, financial strength and innovativeness. The Company believes that it presently competes favorably with respect to each of these factors.

  The general financial success within the securities industry over the past several years has strengthened existing competitors. Management believes that such success will continue to attract competitors such as banks, software development companies, insurance companies, providers of online financial and information services and others as they expand their product lines. Commercial banks and other financial institutions have become a competitive factor by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of the Company's business. Commercial banks generally are expanding their securities activities, as well as their activities relating to the provision of financial services. While it is not possible to predict the type and extent of competitive services which commercial banks and other financial institutions ultimately may offer or whether administrative or legislative barriers will be repealed or modified, brokerage firms such as the Company may be adversely affected. Particularly as financial services and products proliferate, to the extent such competitors are able to attract and retain customers on the basis of the convenience of one-stop shopping, the Company's business or its ability to grow could be adversely affected. In many instances, the Company is competing with such organizations for the same customers. In addition, competition among financial services firms also exists for experienced technical and other personnel.

  Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. In addition, many of these competitors also offer a wider range of services and financial products than the Company, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. Such competitors may be able to undertake more extensive promotional activities, offer more attractive terms to customers than the Company, and adopt more aggressive pricing policies, possibly even sparking a price war in the electronic brokerage business. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their services and products. For example, Charles Schwab's One-Source mutual fund service and similar, more complete services may discourage potential customers from using the Company's brokerage services. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

  There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company's success and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company has no patents. Effective trademark protection may not be available for the Company's trademarks. The Company has registered the trademark "E*TRADE" in over 35 countries including the United States and has certain other registered trademarks. In addition, the Company has applied to register certain other trademarks, but there can be no assurance that the Company will be able to secure trademark registrations or other significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "E*TRADE," thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company's policy is to enter into confidentiality and assignment agreements with its associates, consultants and vendors and generally to control access to and distribution of its software, documentation and other proprietary information. Notwithstanding the precautions taken by the Company, it may be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results.

  The Company may, in the future, receive notices of claims of infringement of other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources or require the Company to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition and operating results.

GOVERNMENT REGULATION; NET CAPITAL REQUIREMENTS

 Securities Industry

  The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. E*TRADE Securities is registered as a broker-dealer with the SEC. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the SEC as E*TRADE Securities' primary regulator. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct periodic examinations of E*TRADE Securities' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. E*TRADE Securities is registered as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico.

  Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. E*TRADE Securities, as a fully-disclosed correspondent of Herzog, is subject to many of these laws and rules. Upon the implementation of self-clearing operations, the Company will be required to comply with many complex laws and rules to which it previously has not been subject including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Additional legislation, changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges, and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The SEC, the NASD or other self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. The Company's ability to comply with all applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system reasonably designed to ensure such compliance, as well as the Company's ability to attract and retain qualified compliance personnel. The Company's growth has placed considerable strain on its ability to ensure such compliance and it has experienced recent turnover in its compliance personnel. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. The Company could in the future be subject to disciplinary or other actions due to claimed noncompliance which could have a material adverse effect on the Company's business, financial condition and operating results.

  E*TRADE Securities is a member of Securities Investor Protection Corporation ("SIPC"), which provides, in the event of the liquidation of a broker-dealer, protection for customers' accounts held by E*TRADE Securities of up to $500,000 for each customer account, subject to a limitation of $100,000 for claims for cash balances. In addition, E*TRADE Securities has obtained protection, in excess of SIPC coverage, of $9.5 million for each account.

  The Company has initiated an aggressive marketing campaign designed to bring brand name recognition to E*TRADE. All marketing activities by E*TRADE Securities are regulated by the NASD, and all such marketing materials are required by the NASD to be reviewed by E*TRADE Securities' compliance officer prior to release. The Company has in the past been requested by the NASD to discontinue the use of certain marketing materials. The NASD can impose certain penalties, including censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees for violations of the NASD's advertising regulations. The Company does not currently solicit orders from its customers or make investment recommendations. However, if the Company were to engage in such activities, it would become subject to additional rules and regulations governing, among other things, the suitability of recommendations to customers and sales practices.

  It is the Company's intent to expand its business in United States securities to other countries through the Internet and other gateways. For the six months ended March 31, 1996, the Company received approximately 2.6% of its commission revenues from customers with addresses in 46 foreign countries. In order to expand its services globally, E*TRADE Securities must comply with the regulatory controls of each specific country in which it conducts business. E*TRADE Securities is regulated in the United States primarily by the NASD and the SEC. The Company considers that the need to meet the differing compliance requirements of other national regulatory jurisdictions will impose a limit to its rate of international expansion.

 Net Capital Requirements

  As registered broker-dealers and members of the NASD, E*TRADE Securities and ET Execution Services are subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form.

  E*TRADE Securities has elected to compute net capital under the alternative method of calculation permitted by the Net Capital Rule. Under the alternative method, E*TRADE Securities is required to maintain minimum net capital, as defined in the Net Capital Rule, equal to the greater of $250,000 or 2% of the amount of its "aggregate debit items" computed in accordance with the Formula for Determination of Reserve Requirements for Brokers and Dealers. The "aggregate debit items" are assets that have as their source transactions with customers, primarily margin loans. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately may require its liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness, and making any unsecured advance or loan to a stockholder, employee or affiliate, if aggregate debit items rise beyond 5% of net capital. The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates ("capital withdrawal") if such capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. The Net Capital Rule also provides that the total outstanding principal amount of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

  Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments (called "haircuts") which reflect the possibility of a decline in the market value of an asset prior to disposition.

  A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those operations of the Company that require the intensive use of capital, such as trading activities and the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its brokerage subsidiaries, which in turn could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business, which could have a material adverse effect on the Company's business, financial condition and operating results.

  As of May 31, 1996, E*TRADE Securities was required to maintain minimum net
capital of $250,000 and had total net capital of approximately $         , or
approximately $           in excess of the minimum amount required. Prior to
May 31, 1996, ET Execution Services undertook to act as guarantor pursuant to an agreement between the Company and Merrill Lynch Business Financial Services, Inc. This undertaking caused ET Execution Services to be in violation of the Net Capital Rule, causing ET Execution Services to fall short of its minimum net capital requirement. The Company has reported the violation of ET Execution Services to the SEC and the NASD and is awaiting their decisions. The Company believes that any penalty imposed by the NASD will not be substantial, as the subsidiary in violation is nonoperational and no customer assets are now, nor ever have been, in jeopardy as a result of this occurrence. However, there can be no assurance that either or both of the SEC or the NASD will not impose a penalty, including fines, restrictions on business activities on suspension of trading activities, and the imposition of any such penalty will not have a material adverse effect on the Company's business, financial condition and operating results. In addition, there can be no assurance that a violation of the Net Capital Rule will not occur in the future.

 Electronic Commerce

  There can be no assurance that other federal, state or foreign agencies will not attempt to regulate the Company's online and other electronic activities. The Company anticipates that it may be required to comply with record keeping, data processing and other requirements as a result of proposed federal legislation or otherwise, and the Company may be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. The Company also may be subject to federal, state and foreign money transmitter laws and state and foreign sales and use tax laws. If enacted or deemed applicable to the Company, such laws, rules or regulations could be imposed on the Company's activities or its business, thereby rendering the Company's business or operations more costly or burdensome, less efficient or impossible, any of which could have a material adverse effect on the Company's business, financial condition and operating results.

  Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content and quality of products and services. The Telecommunications Act of 1996, which was enacted in January 1996, prohibits the transmission over the Internet of certain types of information and content. The increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of Internet and private network use. In addition, the adoption of other laws or regulations may reduce the rate of growth of the Internet, which could in turn decrease the demand for the Company's services, or could otherwise have a material adverse effect on the Company's business, financial condition and operating results.

ASSOCIATES

  At May 31, 1996, the Company had 245 full-time associates, of whom 64 were employed by E*TRADE Group, Inc. and 181 were employed by E*TRADE Securities. The 64 associates in E*TRADE Group, Inc. performed the following functions: systems (36); marketing (9); strategic relationships (1); finance (5); human resources and facilities (9); and administration (4). The 181 associates in E*TRADE Securities performed the following functions: account initiation (36); customer service (80); clearing operations (42); trading (15); compliance (5); and administration (3).

  The Company's success has been, and will be, dependent to a large degree on its ability to retain the services of its existing executive officers and to attract and retain qualified additional senior and middle managers and key personnel in the future. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company's business, financial condition and operating results. None of the Company's associates is subject to collective bargaining agreements or is represented by a union. The Company considers its relations with its associates to be good.

PROPERTIES

  The Company currently leases two spaces for its corporate offices in Palo Alto, California. The leases comprise an aggregate of 59,000 square feet and expire in December 2002. The Company is seeking additional space in Palo Alto for expansion of its corporate offices. The Company believes that it can obtain adequate space on terms acceptable to the Company. The Company is in the final stages of establishing a remote back-up data center in Rancho Cordova, California. The Company anticipates that the Rancho Cordova facility will be operational in July 1996, replacing a back-up facility currently in Palo Alto. The Company leases an aggregate 70,000 square feet at this facility. The lease expires in July 2006. In addition, the Company leases a small office in New York City under a lease expiring in January 2001.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

  The Company is not currently a party to any litigation that it believes could have a material adverse effect on the Company's business, financial condition or operating results. However, from time to time the Company has been threatened with or named as a defendant in lawsuits and administrative claims. Compliance and trading problems that are reported to the NASD by dissatisfied customers are investigated by the NASD, and, if pursued by such customers, may rise to the level of arbitration or disciplinary action. The Company is also subject to periodic government audits and inspections. See "Risk Factors--Government Regulation."

  The Company maintains insurance in such amounts and with such coverages, deductibles and policy limits as management believes are reasonable and prudent. The principal risks that the Company insures against are comprehensive general liability, commercial property and hardware/software damage. The Company believes that such insurance coverages are adequate for the purposes of its business.

                                  MANAGEMENT

DIRECTORS, OFFICERS AND KEY PERSONNEL

  The directors, officers and key personnel of the Company are as follows:

             NAME              AGE                    POSITION
             ----              ---                    --------
William A. Porter(3).......... 67  Chairman of the Board
                                47 President, Chief Executive Officer and
Christos M. Cotsakos(3).......     Director
Wayne H. Heldt................  56 Vice President, Corporate Investor Relations
                                   and Managing Director, International Affairs
Stephen C. Richards...........  42 Senior Vice President, Finance and
                                   Administration
                                   and Chief Financial Officer
Kathy Levinson................  41 Senior Vice President; President and Chief
                                   Operating Officer of E*TRADE Securities, Inc.
David M. Traversi.............  37 Senior Vice President; President and Chief
                                   Operating Officer of E*TRADE Online Ventures
David R. Ewing................ 40  Senior Vice President, Systems and Chief
                                   Information Officer
Rebecca L. Patton.............  40 Vice President, Marketing, Communications and
                                   Quality
Rodney E. Paterson............  47 Vice President, Corporate Development
Robin N. Rosenberg............  41 Vice President, Human Resources
Richard S. Braddock(2)........  54 Director
William E. Ford(1)(2).........  34 Director
George Hayter(1)..............  57 Director
Keith Petty(2)................     Director
Lewis E. Randall(3)........... 54  Director
Lester C. Thurow(1)...........  58 Director
Bernard A. Newcomb............ 52  Director Emeritus

- --------
(1) Member of the Audit Committee
(2)Member of the Compensation Committee
(3)Member of the Nominating Committee

  William A. Porter is the Chairman and Founder of E*TRADE Group, Inc. He founded the Company in 1982 and served as President until October 1993 and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, until April 1996. He created E*TRADE Securities, Inc. in 1992. Mr. Porter received a BA in Mathematics from Adams State College, an MA in Physics from Kansas State College, and an MBA in Management from the Massachusetts Institute of Technology, and holds 14 patents in communications and industrial electronics. In May 1996, Mr. Porter was named Silicon Valley's Emerging Company Entrepreneur of the Year by the San Jose Business Journal.

  Christos M. Cotsakos joined E*TRADE Group, Inc. in March 1996 as President, Chief Executive Officer and a director. Prior to joining E*TRADE, he served as Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Executive Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos went to Nielson after 19 years with the Federal Express Corporation from 1973 to 1992, where he held a number of senior executive positions both in the United States and Europe, including vice president and general manager for Europe, Africa and the Near East from 1988 to March 1992. A decorated Vietnam Veteran, he received a BA, cum laude, from William Paterson College, an MBA, summa cum laude, from Pepperdine University and is currently pursuing a PhD in the field of corporate governance at the Management School, University of London.

  Wayne H. Heldt has been Managing Director, International Affairs and Vice President, Corporate Investor Relations for E*TRADE Group, Inc. since April 1996. Mr. Heldt joined the Company in June 1993 as Vice President of Operations of E*TRADE Group, Inc., served as President and Chief Operating Officer from October 1993 to July 1995, and served on the Board of Directors from November 1993 to April 1996. Mr. Heldt has also served in various positions with E*TRADE Securities, Inc. and E*TRADE Execution Services, Inc., including Chairman of the Board and Chief Executive Officer, from May 1993 to present. From 1986 to April 1993, Mr. Heldt served as Executive Vice President and Chief Operating Officer of Reynolds, Kendrick, Stratton, Inc., a brokerage firm specializing in clearing securities transactions. He also served as President of PHASE3 Systems, Inc. from January 1983 to December 1984. Previously, he was a founding Partner of Robertson, Colman & Siebel (now Robertson, Stephens & Company) where he was Chief Financial Officer and Chief Operating Officer. Mr. Heldt received a BA in Philosophy from Westminster College.

  Stephen C. Richards joined the Company in April 1996 as Chief Financial Officer, Treasurer and Senior Vice President, Finance and Administration. Prior to joining E*TRADE, Mr. Richards served in various positions at Bear Stearns & Co., Inc., an investment bank, from 1984 to April 1996, including Managing Director and Chief Financial Officer of Correspondence Clearing. Prior to 1984, Mr. Richards served as Vice President/Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies & Company, Inc. . He received a BA in Statistics and Economics from the University of California at Davis and an MBA in Finance from the University of California at Los Angeles. Mr. Richards is a certified public accountant.

  Kathy Levinson has served as Senior Vice President of the Company since May 1996 and President and Chief Operating Officer of E*TRADE Securities, Inc., since January 1996. From January 1995 to December 1995, Ms. Levinson worked as a consultant for the Company. Prior to that, Ms. Levinson worked for Charles Schwab from 1981 to October 1994, serving as Senior Vice President from 1988 to October 1994. She received a BA in Economics from Stanford University.

  David M. Traversi joined E*TRADE Group, Inc., in May 1996 as Senior Vice President of the Company and President and Chief Operating Officer of E*TRADE Online Ventures. Before joining E*TRADE, Mr. Traversi served in various positions at Montgomery Securities, an investment banking firm, from June 1989 to May 1996, most recently as Managing Director, Corporate Finance since January 1995. He has a BS from California State University at Chico, a JD from the University of California at Davis and an MBA from the University of California at Berkeley. He has been admitted to the bar in California and Alaska.

  David R. Ewing has served as Vice President, Systems and Chief Information Officer of E*TRADE Group, Inc., since September 1995. Previously, Mr. Ewing served as President of Vital Business Solutions, Inc., a company which provides information systems consulting services, from September 1994 to September 1995. Prior to that, Mr. Ewing served as Information Systems Director for Nellcor Incorporated Healthcare, a manufacturer of critical care components, from September 1990 to September 1994. Mr. Ewing received a BS in Computer Science from Southwest Missouri State University.

  Rebecca L. Patton has served as Vice President, Marketing of E*TRADE Group, Inc. since September 1995. From 1988 to September 1995, Ms. Patton served in a variety of management positions at Apple Computer, including Worldwide Marketing Manager of the Personal Interactive Electronics Division and Manager of Apple's PowerBook marketing group. Ms. Patton received a BA in Economics, summa cum laude, from Duke University and an MBA from Stanford University.

  Rodney E. Paterson has been a Vice President of the Company since September 1995, most recently serving as Vice President of Corporate Development. Previously, Mr. Paterson served as Chief Executive Officer for MAI Financial Services Ltd., a financial information and software company from January 1992 to July 1995. Prior to that time, he served as Vice President of Marketing for Shark Information Services, Inc., a trading information service company, from 1984 to December 1991. Mr. Paterson serves as a director of Audicom Corp., a broadcasting technology company. He received a BA in Science from Open University.

  Robin N. Rosenberg has been the Company's Vice President, Human Resources since August 1995. Ms. Rosenberg served as President of Career Transitions, a human resources consulting service, from August 1991 to August 1995. She served as Vice President of Human Resources for Wells Fargo Bank for nine years. Ms. Rosenberg received a bachelor's degree in music from Indiana University.

  Richard S. Braddock has been a director of the Company since April 1996. From June 1994 to September 1995, he served as a partner in Clayton, Dubilier & Rice, a leveraged buy-out firm. From January 1993 to July 1993, he served as Chief Executive Officer of Medco Containment. From 1974 to October 1992, Mr. Braddock served in various capacities with a division of Citibank, including as President and Chief Executive Officer from 1990 to October 1992 and as a director from 1985. Mr. Braddock serves on the board of directors of Eastman Kodak Company, True North Communications, an advertising company, ION Laser Technology and Excimer Vision Leasing. He received a BA in History from Dartmouth and an MBA from Harvard University.

  William E. Ford has been a director of the Company since September 1995. Mr. Ford is a managing member of General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC since July 1991. From August 1987 to July 1991, Mr. Ford was an associate with Morgan Stanley & Co., Incorporated. Mr. Ford is also a director of Envoy Corporation, a publicly traded health insurance claims processing company, GT Interactive Software, a publicly traded software company, Marcam Corporation, a publicly traded software company, SS&C Technologies, Inc., a publicly traded software company, and several private software companies in which GAP LLC or one of its affiliates is an investor. Mr. Ford received a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business.

  George Hayter has been a director of the Company since December 1995 and currently provides consulting services to the Company. Mr. Hayter has served as a partner of George Hayter Associates, a consulting firm, from 1990 to the present. From 1987 to October 1990, he served with the London Stock Exchange, serving in his final position as the Managing Director of Trading Markets Division. Mr. Hayter serves on the boards of directors of Critchley Group PLC, a British publicly traded electronics company, Linea Directa Aseguradora SA, a car insurance company in Spain, Pegasus Group PLC, an accounting software company listed on the London Stock Exchange, and Active Imaging PLC, a digital television manufacturer listed on the London Stock Exchange. He received an MA in Natural Sciences from Queens' College, Cambridge, England.

  Keith Petty has been a director of the Company since 1982. Mr. Petty is one of the founding partners of Petty, Andrews, Tufts & Jackson, a San Francisco-based law firm now operating under the name Jackson, Tufts, Cole & Black. He received a BS in Business from the University of Idaho and a JD from Stanford Law School, and is a certified public accountant. Mr. Petty currently provides business and legal consulting to start-up companies.

  Lewis E. Randall has been a director of the Company since 1993. Since June 1989, Mr. Randall has served as Vice President of Software Systems and President of Finance for Lone Tree, Inc., a firm which buys and sells car loans. He received an AB in Philosophy from Harvard College.

  Lester C. Thurow has been a director of the Company since April 1996. Mr. Thurow has been a Professor of Economics at Massachusetts Institute of Technology ("MIT") since 1990. From 1987 to 1993, he served as Dean of MIT's Sloan School of Management. He received a BA in economics from Williams College, an MA from Oxford and a Ph.D. from Harvard.

  Bernard A. Newcomb was a co-founder of the Company and has a been a director emeritus of the Company since 1996.

  Messrs. Braddock, Ford, Hayter, Petty, Randall and Thurow are independent directors. Failure to maintain two independent directors could result in a delisting of the Company's Common Stock from the Nasdaq National Market.

  The members of the Board of Directors of the Company are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class have been elected and qualified. See "Description of Capital Stock--Certain Provisions Affecting Stockholders." There are no family relationships among any of the directors or officers of the Company.

BOARD COMMITTEES

  The Board of Directors has created an Audit Committee, a Compensation Committee and a Nominating Committee of the Board. The Audit Committee is composed of William E. Ford (Chair), Lester C. Thurow and George Hayter and is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which is composed of Richard S. Braddock (Chair), William E. Ford and Keith Petty, recommends to the Board of Directors compensation for the Company's key associates and will administer the 1996 Stock Incentive Plan, the 1993 Stock Option Plan, the 1983 Employee Incentive Stock Option Plan and the 1996 Stock Purchase Plan. See "-- Associate Benefit Plans." The Nominating Committee, which is comprised of Christos M. Cotsakos (Chair), William A. Porter and Lewis E. Randall, nominates for stockholder approval persons to membership on the Board of Directors.

DIRECTOR COMPENSATION

  Non-employee directors will receive $5,000 per year, in addition to $800 for each meeting of the Board attended (and $400 for committee meetings). In addition, each non-employee director will receive stock options pursuant to the automatic option grant provisions of the Company's 1996 Stock Incentive Plan. See "--Associate Benefit Plans." All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an employee of the Company will receive compensation for services rendered as a director.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company anticipates reincorporating in Delaware in July 1996, in part to take advantage of certain provisions in Delaware's corporate law relating to limitations on liability of corporate officers and directors. The Company believes that the reincorporation into Delaware, the provisions of its Restated Certificate of Incorporation and Restated Bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This provision is intended to allow the Company's directors the benefit of Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including breach of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments or dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. The Company's Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent provided by Delaware law. The Restated Bylaws authorize the use of indemnification agreements and the Company intends to enter into such agreements with each of its directors and executive officers.

  The Company intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

  There is no pending litigation or proceeding involving a director, officer, associate or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

EXECUTIVE COMPENSATION

 Summary of Cash and Other Compensation

  The following table sets forth the aggregate cash compensation for services rendered to the Company during the year ended September 30, 1995, awarded to or earned by the three most highly compensated executive officers of the Company whose combined salary and bonus were in excess of $100,000 (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                   ------------
                                   ANNUAL COMPENSATION                AWARDS
                            -------------------------------------  ------------
                                                                    SECURITIES
         NAME AND                 SALARY      BONUS  OTHER ANNUAL   UNDERLYING
    PRINCIPAL POSITION      YEAR   ($)         ($)   COMPENSATION  OPTIONS (#)
    ------------------      ---- --------    ------- ------------  ------------
William A. Porter.......... 1995 $171,598(3) $30,678   $23,007(4)           0
 Chief Executive Officer
 and Chairman of the
 Board(2)
Wayne H. Heldt............. 1995 $125,016(6) $21,764   $ 8,050(9)   1,080,000
 President(5)
Bernard A. Newcomb(7)...... 1995 $112,709(8) $14,745   $    --              0
 Vice President of Research
 and Development

- --------
(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance, or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2)Mr. Porter now serves as Chairman of the Board.
(3)Includes $5,000 paid to Mr. Porter in his capacity as a director.
(4) Includes the value of the lifetime health insurance for Mr. Porter and his wife of $13,172 and the value of the use of a car equal to $9,835.
(5) Mr. Heldt now serves as Vice President, Corporate Investor Relations and Managing Director, International Affairs.
(6) Includes $5,000 paid to Mr. Heldt in his capacity as a director.
(7) Mr. Newcomb now serves as a director emeritus of the Company.
(8) Includes $5,000 paid to Mr. Newcomb in his capacity as a director.
(9) Includes the value of the use of a car equal to $8,050.

 Stock Option Grants to Named Executive Officers

  No stock options were granted during the year ended September 30, 1995 to the Named Executive Officers.

 Option Exercises and Holdings

  The following table sets forth certain information with respect to exercises of stock options during the year ended September 30, 1995 by the Named Executive Officers and with respect to stock options held by each of the Named Executive Officers as of September 30, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                                                         VALUE OF UNEXERCISED
                                                NUMBER OF SECURITIES UNDERLYING        IN-THE-MONEY OPTIONS/SARS
                          NUMBER OF                       UNEXERCISED                      AT SEPTEMBER 30,
                           SHARES     VALUE   OPTIONS/SARS AT SEPTEMBER 30, 1995              1995($)(1)
                         ACQUIRED ON REALIZED ----------------------------------       -------------------------
          NAME           EXERCISE(#)  ($)(1)    EXERCISABLE         UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- -----------------   ------------------   ----------- -------------
William A. Porter.......      --       --           --                     --               --           --
Wayne H. Heldt..........   30,000                618,000                432,000
Bernard A. Newcomb......      --       --           --                     --      --       --

- --------
(1) The amount set forth represents the difference between an assumed initial
    public offering price of $     per share and the exercise price of the
    option, multiplied by the applicable number of options.

ASSOCIATE BENEFIT PLANS

 Stock Incentive Plan and Option Plans

  The Company's 1996 Stock Incentive Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's existing 1993 Stock Option Plan (the "1993 Plan") which is the successor to the Company's 1983 Employee Incentive Stock Option Plan (the "1983 Plan"). The 1996 Plan became effective on May 31, 1996 upon adoption by the Board of Directors. 4,000,000 shares of Common Stock have initially been authorized for issuance under the 1996 Plan.

  Outstanding options under the 1993 Plan and the 1983 Plan will be incorporated into the 1996 Plan upon the date of this offering, and no further option grants will be made under the 1993 Plan and the 1983 Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the 1993 Plan and the 1983 Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1996 Plan.

  The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of those shares on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than the fair market value of those shares at the time of issuance or as a bonus tied to the performance of services, and
(iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to the fair market value of those shares on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee of the Board. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of each such program.

  The exercise price for the shares of Common Stock subject to option grants made under the 1996 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within twelve
(12) months following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned or (ii) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members. Options outstanding under the 1993 Plan upon merger or asset sale will be assumed by the acquiring entity. In the event the acquiring entity refuses to assume or substitute the options or in the event of a dissolution or liquidation of the Company, the options expire on a date at least twenty days after the plan administrator gives written notice to the optionees specifying the terms and conditions of such termination.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights under the 1993 Plan or the 1983 Plan.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the 1993 Plan and the 1983 Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share not less than the fair market value of the Common Stock on the new grant date.

  Under the Automatic Option Grant Program, each individual who is serving as a non-employee member of the Board on the date the underwriting agreement for this offering is executed and who has not previously received a stock option grant from the Company will receive at that time an option grant for 20,000 shares of Common Stock with an exercise price equal to the price per share at which the Common Stock is to be sold in this offering. Each individual who first joins the Board after the effective date of this offering as a non-employee Board member will also receive an option grant for 20,000 shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board will receive an option grant to purchase 5,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

  Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The 20,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 5,000-share grant will vest upon the optionee's completion of two years of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

  The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on May 30, 2006, unless sooner terminated by the Board.

  No options have been granted under the 1996 Plan. Options to purchase 5,928,120 shares were outstanding under the 1993 Plan, the 1983 Plan and pursuant to nonqualified stock option agreements outside of the plans as of May 31, 1996.

 1996 Stock Purchase Plan

  The Company's 1996 Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on May 31, 1996. The Purchase Plan is designed to allow eligible associates of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 650,000 shares of Common Stock has been established for this purpose.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the Underwriting Agreement is executed in connection with this offering and will end on the last business day in July 1998.

  Individuals who are eligible associates on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (February 1 or July 1 each year). Individuals who become eligible associates after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

  Payroll deductions may not exceed 10% of the participant's base salary for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year, with the first such purchase date to occur on January 30,
1997) at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new twenty-four (24)- month offering period will begin, based on the lower fair market value.

  The Board may amend or modify the Purchase Plan following any semi-annual purchase date. The Purchase Plan will terminate on the last business day in July 2006, unless sooner terminated by the Board.

 401(k) Plan

  Effective January 1, 1995, the Company adopted a 401(k) (the "401(k) Plan") that covers all eligible employees of the Company. An eligible associate may elect to defer, in the form of contributions to the 401(k) Plan, up to the limitation imposed by Internal Revenue Code Section 402(g). Employees' contributions are invested in specific assets, specific funds or other investments permitted under the 401(k) Plan and the directed investment procedure according to the directions of the associates. The contributions are fully vested and nonforfeitable at all times. The 401(k) Plan provides for employer contributions to the 401(k) Plan of an amount equal to the total amount contributed by all eligible employees, plus a matching contribution up to 2% for individual employees equal to 25% of each such employee's deferred compensation. The Company has made contributions of $5,994 and $22,485 for the year ended September 30, 1995 and the six months ended March 31, 1996, respectively.

 Bonus Plan

  Effective October 1, 1994, the Company adopted an Employee Bonus Plan (the "Bonus Plan") to allow all eligible employees to share a portion of the Company's profits. Thirty days after the end of each fiscal quarter, the Company will pay 20% of any operating profit that is in excess of 10% of gross revenue into the Bonus Plan. Each eligible associate will be allocated a percent of the total Bonus Plan pool based on gross earnings for the quarter and designation by group. Bonus payments are distributed over time to associates, who receive one-half of the bonus payment at the end of the month following the end of the quarter, and the rest over the succeeding three-year time period in increments of one-sixth. If an associate leaves the Company for any reason other than disability, death or retirement, that associate's accumulation of earnings in the bonus pool remains in the pool as additional earnings for the remaining associates.

EMPLOYMENT CONTRACT

  Christos M. Cotsakos entered into an employment agreement with the Company in March 1996. The agreement provides for annual base salary compensation of $250,000. Mr. Cotsakos' base salary is adjusted as follows: If, at the end of any fiscal quarter during the term of the agreement, the Company's annualized revenues equal or exceed $75 million and there is a positive net income at the end of such quarter, the base salary increases to an annualized basis of $320,000; and if at the end of any fiscal quarter during the term of the agreement, the Company's annualized revenues equal or exceed $100 million and there is a positive net income at the end of such quarter, the base salary increases to an annualized basis of $390,000. Mr. Cotsakos is also eligible to participate in the Company's bonus plan and other benefit plans.

  Pursuant to the agreement, on March 29, 1996, Mr. Cotsakos was granted options to purchase 600,000 shares at the Company's Common Stock at an exercise price of $2.33 per share under the Company's 1993 Stock Option Plan. In addition, on May 15, 1996, Mr. Cotsakos was granted additional options to purchase 480,000 shares of Common Stock at the then current fair market value. The options vest for 20% of the shares on September 1, 1996 and 80% of the shares in equal monthly installments of employment over a period of four years. These options are exercisable until March 28, 2006, subject to certain exceptions.

  The agreement terminates on December 31, 2001, but is renewable for successive one-year periods, unless either party gives 180 days' notice. Upon termination of Mr. Cotsakos' employment, he is entitled to severance payments as follows: (i) payment equal to five full years of current total annual compensation if termination within three years after a change in control of the Company or if he elects to terminate his employment for good reason (as defined) within three years after any change in control, and (ii) payment equal to four full years of (A) current total annual compensation if he is terminated by the Company other than for cause (as defined) and such termination is not described in (i) above and (B) he elects to terminate his employment for good reason and such termination is not described in (i) above. In addition, Mr. Cotsakos' options become immediately exercisable upon a change in control.

                             CERTAIN TRANSACTIONS

PREFERRED STOCK FINANCING TRANSACTIONS

  On September 28, 1995, the Company sold 100,000 shares of Series A Preferred Stock for $123 per share. On April 10, 1996, the Company sold 20,336 shares of Series B Preferred Stock for $140 per share. On June 6, 1996, the Company sold 11,180 shares of Series C Preferred Stock for $805 per share. All Preferred Stock was sold in private financings, pursuant to preferred stock purchase agreements and investors' rights agreements. The terms of those agreements (with the exception of amount and price) are substantially similar for the Series A, Series B and Series C, under which the Company made the standard representations, warranties and covenants, and which provided the purchasers thereunder with rights of first offer, tag-along rights, preemptive rights, and demand and piggyback registration rights. All of the material terms of the Series A and Series B agreements, with the exception of the Registration Rights, will terminate upon the effective date of the Registration Statement of which this Prospectus is a part. All shares of Preferred Stock are convertible into Common Stock on a 60-for-1 basis automatically upon completion of this offering. See "Shares Eligible for Future Sale-- Registration Rights." The purchasers of the Preferred Stock included, among others, the following directors, entities associated with directors, and holders of 5% or more of the Company's Common Stock:

                                                            SHARES OF PREFERRED
                                                              STOCK PURCHASED
                                                            --------------------
                                                            SERIES SERIES SERIES
                           INVESTOR                           A      B      C
                           --------                         ------ ------ ------
   General Atlantic Partners II, L.P.(1)................... 87,742 6,267      --
   GAP Coinvestment Partners, L.P.(1)...................... 12,258   876      --
   Christos M. Cotsakos(2).................................    --  6,050      --
   Richard S. Braddock.....................................    --  7,143      --
   SOFTBANK Holdings Inc...................................    --    --   11,180

- --------
(1) The general partner of General Atlantic Partners II, L.P. ("GAP II") is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. The managing members of GAP LLC are Steven A. Denning, David C. Hodgson, Stephen P. Reynolds, J. Michael Cline, William O. Grabe and William E. Ford. The same individuals are the general partners of GAP Coinvestment Partners, L.P. ("GAP Coinvestors"). Mr. Ford is a director of the Company. Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest.
(2)Includes shares held by Cotsakos Revocable Trust and shares held as a custodian.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the year ended September 30, 1995, the Company had a compensation committee of the Board of Directors composed of William A. Porter, Keith Petty and Lewis E. Randall. Mr. Porter was an executive officer of the Company during the year ended September 30, 1995.

  In September 1990, the Company entered into a restructuring agreement with all of its long-term creditors whereby certain obligations of the Company, totaling $999,508, were converted to subordinated and unsecured promissory notes bearing interest at a rate of seven percent per annum (the "7% Notes"). At that time, William Porter, the Chairman of the Board and a founder of the Company, and Bernard Newcomb, then a director and Vice President of Research and Development, received 7% Notes in principal amounts of $230,316 and $152,490, respectively. The Company's indebtedness to Messrs. Porter and Newcomb resulted primarily from accrued but unpaid salaries owed to them. In September 1995, all outstanding principal and accrued interest on the 7% Notes was repaid. Messrs. Porter and Newcomb received $318,276 and $210,741, respectively, pursuant to the 7% Notes.

OTHER TRANSACTIONS

  The Company entered into a consulting arrangement with George Hayter, a director of the Company, in December 1995 to provide international business consulting at a base rate of $1,500 for each day of consulting plus expenses, with the exception of attendance at Board meetings. Mr. Hayter's fees were payable in the form of $750 in cash and $750 in Common Stock (issued at fair market value on the dates of services rendered). During the six months ended March 31, 1996, Mr. Hayter was paid $23,520 and accrued 6,096 shares of Common Stock pursuant to this arrangement. The Common Stock component of Mr. Hayter's consulting arrangement terminated as of June 6, 1996.

  From January 1995 to December 1995, Kathy Levinson, the President and Chief Operating Officer of E*TRADE Securities was self-employed as a contractor. During this period, Ms. Levinson, worked under contract with the Company, under which she provided consulting services to help E*TRADE transition to self-clearing operations. During the term of this agreement, Ms. Levinson was paid $166,000 by the Company, and received a warrant to purchase 300,000 shares of Common Stock, which warrant was fully exercised in January 1996, and options to purchase 300,000 shares which vest at a rate of 20% per year over a period of five years and will terminate on January 2, 2005.

  Christos M. Cotsakos entered into an employment agreement with the Company in March 1996. See "Management--Employment Contracts."

  The Company believes that each of these transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties and were in connection with bona fide business purposes. As a matter of policy, all future transactions between the Company and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1996 and as adjusted to reflect the sale of shares of Common Stock offered hereby by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each Named Executive Officer, (iii) each director, (iv) each of the Selling Stockholders and (v) all directors and executive officers as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                                  SHARES TO BE
                              SHARES BENEFICIALLY                 BENEFICIALLY
                                OWNED PRIOR TO                     OWNED AFTER
            NAME                   OFFERING         NUMBER OF      OFFERING(2)
            ----              -------------------  SHARES TO BE -----------------
    MANAGEMENT AND OTHER                             SOLD IN
  SIGNIFICANT STOCKHOLDERS     NUMBER   PERCENT(1) THE OFFERING  NUMBER   PERCENT
  ------------------------    --------- ---------  ------------ --------- -------
William A. Porter(3)(4)...... 3,086,940   12.9%           --    3,086,940  10.2%
Bernard A. Newcomb(4)........ 2,420,820   10.1%           --    2,420,820   8.0%
Christos M. Cotsakos(4)(5)... 1,443,000    5.8%           --    1,443,000   4.6%
Wayne H. Heldt(4)(6).........   700,020    2.8%           --      700,020   2.3%
Richard S. Braddock..........   428,580    1.8%           --      428,580   1.4%
William E. Ford(7)...........       --       *            --          --      *
George Hayter................     6,096      *            --        6,096     *
Keith Petty..................   364,620    1.5%           --      364,620   1.2%
Lewis E. Randall.............   399,000    1.7%           --      399,000   1.3%
Lester C. Thurow.............       --       *            --          --      *
General Atlantic Partners,
LLC(8)....................... 6,872,580   28.7%           --    6,872,580  22.8%
All directors and executive
 officers as a group
 (15 persons)(9)............. 7,511,196   30.5%           --    7,511,196  24.3%
OTHER SELLING STOCKHOLDERS
- --------------------------
  Other selling stockholders
   as a group................                        550,000
                                                     -------
  Total......................                        550,000
                                                     =======

- --------
*  Less than 1%.
(1) Based on 23,962,896 shares outstanding on May 31, 1996.
(2)Assumes no exercise of the Underwriters' over-allotment option.
(3) If the Underwriters exercise their over-allotment option to purchase up to an additional 1,020,000 shares of Common Stock, then William A. Porter will sell up to 240,000 shares of Common Stock.
(4) The address of Mr. Porter, Mr. Newcomb, Mr. Cotsakos and Mr. Heldt is c/o E*TRADE Group, Inc., Four Embarcadero Place, 2400 Geng Road, Palo Alto, California 94303.
(5) Includes 198,000 shares held by the Cotsakos Revocable Trust, and 88,980 shares held as a custodian.
(6) Includes 420,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days.
(7) Excludes 6,030,120 shares held by General Atlantic Partners II, L.P. and 842,460 shares held by GAP Coinvestment Partners, L.P. See footnote 9 below.
(8) Includes 6,030,120 shares held by General Atlantic Partners II, L.P. ("GAP II") and 842,460 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP II is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. The managing members of GAP LLC are Steven A. Denning, David C. Hodgson, Stephen P. Reynolds, J. Michael Cline, William O. Grabe and William E. Ford. The same individuals are the general partners of GAP Coinvestment. Mr. Ford is a director of the Company. Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest therein. The address for GAP II, GAP Coinvestment, GAP LLC and Mr. Ford is: c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.
(9) Includes the information in the notes above, as applicable. Also includes an additional 668,820 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

COMMON STOCK

  Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. As of May 31, 1996, giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock automatically upon completion of this offering, there were 23,962,896 shares of Common Stock outstanding held of record by approximately 150 stockholders. The Common Stock presently outstanding is, and the Common Stock issued in this offering will be, fully paid and nonassessable. The Company has applied to have its Common Stock quoted on the Nasdaq National Market under the trading symbol "EGRP."

PREFERRED STOCK

  Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Restated Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Upon the completion of the offering, there will be no shares of Preferred Stock outstanding and the Company has no present intention to issue any shares of Preferred Stock. See "Risk Factors--Effects of Certain Charter and Bylaw Provisions."

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

  Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which may have the effect of delaying or deterring any unsolicited takeover attempts. The right of stockholders to cumulate votes in the election of directors is eliminated. In addition, Section 203 of the Delaware General Corporation Law, which will apply to the Company if its Common Stock is authorized for quotation on the Nasdaq National Market, restricts certain "business combinations" with "interested stockholders" for three years following the date that person becomes an interested stockholder, unless the Board of Directors approves the business combination. By delaying or deterring unsolicited takeover attempts, these provisions could adversely affect prevailing market prices for the Company's Common Stock. See "Risk Factors-- Effects of Certain Charter and Bylaw Provisions."

  The Company's Restated Certificate of Incorporation and Restated Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Restated Certificate of Incorporation and the Restated Bylaws provide for a classified Board of Directors and permit the Board to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the Board members each year, with each director serving a three-year term. The Board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Stockholders may remove a director or the entire Board only for cause, and such removal requires the affirmative vote of 66 2/3% of the outstanding voting stock. The Company's Restated Certificate of Incorporation provides that stockholders may not take action by written consent but only at a stockholders' meeting and that special meetings of the stockholders of the Company may only be called by the Chairman of the Board, the President, a majority of the directors or the holders of not less than 10% of the outstanding voting stock. The Restated Bylaws also establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors, and stockholder proposals.

  The Company's Restated Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation Law, any "Business Combination" (as defined in the Certificate of Incorporation) requires the affirmative vote of 66 2/3% of the votes entitled to be cast by the holders of the Company's then outstanding capital stock, voting together as a class, unless two-thirds of the directors (excluding certain directors affiliated with persons interested in the Business Combination) approve the proposed transaction.

  A "Business Combination" includes (i) a merger or consolidation of the Company or any of its subsidiaries with an "Interested Stockholder" (as defined in the Restated Certificate of Incorporation) or any other corporation which is, or after such transaction would be, an "Affiliate" or "Associate" (as such terms are defined in the Securities Exchange Act of 1934, as amended) of an Interested Stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets of the Company or any subsidiary that constitute 5% or more of the total assets of the Company, (iii) the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to, or proposed by or on behalf of, an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property that constitute 5% or more of the total assets of the Company, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company or any spin-off or split-up of any kind of the Company or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, or (v) any reclassification, recapitalization, or merger or consolidation of the Company with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Company or any of its subsidiaries that is beneficially owned by any Interested Stockholder or an Affiliate or Associate of any Interested Stockholder.

  An "Interested Stockholder" generally is defined as (i) an individual, corporation or other entity which is or was at any time within the two-year period preceding the date of the transaction in question, the beneficial owner of 10% or more of the outstanding voting securities of the Company, (ii) an Associate or Affiliate of the Company who within the two-year period preceding the date of the transaction in question was the beneficial owner of 10% or more of the outstanding voting securities of the Company, or (iii) under certain circumstances, an assignee of any of the foregoing persons. A person is a "beneficial owner" of any capital stock of the Company (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

  The foregoing provisions of the Restated Certificate of Incorporation and Restated Bylaws of the Company may deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and could thereby deprive the stockholders of opportunities to realize a premium on their Common Stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of the Company or a business combination with the Company to negotiate terms acceptable to the Board of Directors. Such provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws can be changed or amended only by the affirmative vote of the holders of at least 66 2/3% of the Company's then outstanding voting stock.

  Following the completion of the offering (assuming no exercise of the Underwriters' over-allotment option), the Company's present directors and executive officers and their respective affiliates will beneficially own approximately 48% of the outstanding Common Stock, giving them veto power with respect to any stockholder action or approval requiring a majority vote.

TRANSFER AGENT AND REGISTRAR

  The Company has appointed       as its transfer agent and registrar of the
Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Upon completion of this offering, the Company will have outstanding an aggregate of 30,212,896 shares of Common Stock, based upon the number of shares outstanding as of May 31, 1996. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 23,962,896 shares of Common Stock held by existing stockholders (the "Restricted Shares") are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows: (i) 933,060 Restricted Shares will be eligible for immediate sale on the date of this Prospectus;
(ii) approximately 630,540 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus; (iii) approximately 12,147,420 Restricted Shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods.

  The Company, its officers and directors, all of the Selling Stockholders and certain other stockholders, representing in the aggregate approximately 21,152,496 shares of Common Stock and options to purchase approximately shares of Common Stock, have agreed pursuant to lock-up agreements, subject to certain limited exceptions, not to sell or offer to sell or otherwise dispose of any of such shares and options for a period of 180 days after the date of this Prospectus (the "Lock-Up Period") without the prior consent of Robertson, Stephens & Company.

  The Company has reserved 4,000,000 shares of Common Stock for issuance under the Company's 1996 Stock Incentive Plan, none of which are outstanding and options to purchase 120,000 of which will be granted under the non-employee director automatic grant program at the time of the offering. In addition, the Company has outstanding options to purchase 5,928,120 shares, which options were granted under the Company's 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan and other nonqualified stock option agreements. Following the offering, the Company intends to file a registration statement under the Securities Act to register 4,000,000 shares of Common Stock issuable upon the exercise of stock options granted under the Company's 1996 Stock Incentive Plan and 5,928,120 shares issuable upon exercise of stock options granted under the 1993 Stock Option Plan and 1983 Employee Incentive Stock Option Plan. Shares issued upon the exercise of stock options after the effective date of such registration statement or previously issued on exercise, generally will be available for sale in the open market subject to Rule 144 volume limitations applicable to affiliates and the lock-up agreements with Robertson, Stephens & Company described above. The Company also intends to file a registration statement under the Securities Act to register 650,000 shares of Common Stock for issuance under the Company's 1996 Stock Purchase Plan.

  In general, under Rule 144 as currently in effect, beginning 90 days after the consummation of the offering, a person (or persons whose shares are aggregated) who, together with any previous holder who is not an affiliate of the Company, has beneficially owned restricted shares of at least two years, including persons who may be deemed "affiliates" of the Company, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 302,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale, and who, together with any previous holder who is not an affiliate of the Company, has beneficially owned restricted shares for at least three years, would be entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

  An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or will continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future. See "Risk Factors--Shares Eligible for Future Sale."

REGISTRATION RIGHTS

  Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 12,992,760 shares of Common Stock and Preferred Stock ("Holders") (which Preferred Stock will automatically be converted into Common Stock upon the completion of this offering), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register its Common Stock in any public offering subsequent to this offering, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled at the Company's expense, subject to certain limitations, to include such shares therein, provided that the managing underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company, at its expense, subject to certain limitations, on no more than two occasions, to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until 90 days after the completion of a subsequent offering.

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Hambrecht & Quist LLC and Deutsche Morgan Grenfell (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the numbers of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                        NUMBER
                               UNDERWRITER                             OF SHARES
                               -----------                             ---------
   Robertson, Stephens & Company LLC..................................
   Hambrecht & Quist LLC..............................................
   Deutsche Morgan Grenfell...........................................
                                                                       ---------
     Total............................................................ 6,250,000
                                                                       =========

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters initially propose to offer shares of the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $ per share, of which $ may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Company and a Selling Stockholder have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,020,000 additional shares of Common Stock at the same price per share as will be paid for the 6,250,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 6,250,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 6,250,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

  Each officer and director who hold shares of the Company and holders of 21,152,496 shares of Common Stock (including such officers and directors) have agreed with the Representatives, for the Lock-Up Period, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, without the prior written consent of

Robertson, Stephens & Company LLC, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

  The Representatives have advised the Company and the Selling Stockholders that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations among the Company, representatives of the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. Under Schedule E of the bylaws of the NASD, when a member of the NASD, such as E*TRADE Securities, participates in the distribution of its parent company's securities, the public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Robertson, Stephens & Company LLC has assumed the responsibilities of serving in such a role by recommending a price that is not less than the initial public offering price and conducting due diligence.

SUBSEQUENT RESTRICTIONS

  Securities industry regulations prohibit a NASD corporation, after the completion of a distribution of securities of its parent to the public, from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, any such security. Thus, following the offering of shares offered hereby, E*TRADE Securities and the Company's other subsidiaries will not be permitted to make recommendations regarding the purchase or sale of the Company's Common Stock.

  Pursuant to the bylaws of the NASD, if any employee of E*TRADE Securities, any person associated (as defined in such bylaws) with E*TRADE Securities or any of the Company's other subsidiaries, or any immediate family member of any such employee or associated person purchases any of the shares offered hereby, such person may not sell, transfer, assign, pledge or hypothecate such shares for a period of five months following the effective date of the offering.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center (13th Floor), New York, New York 10019.

                              E*TRADE GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of September 30, 1994 and 1995 and March
 31, 1996 (Unaudited) and Pro forma March 31, 1996 (Unaudited)...........  F-3
Consolidated Statements of Operations for the Years Ended September 30,
 1993, 1994 and 1995 and for the Six Months Ended March 31, 1995 and 1996
 (Unaudited).............................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficiency) for the
 Years Ended September 30, 1993, 1994 and 1995 and for the Six Months
 Ended March 31, 1995 and 1996 (Unaudited)...............................  F-5
Consolidated Statements of Cash Flows for the Years Ended September 30,
 1993, 1994 and 1995 and for the Six Months Ended March 31, 1995 and 1996
 (Unaudited).............................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of E*TRADE Group, Inc.:

  We have audited the accompanying consolidated balance sheets of E*TRADE Group, Inc. and subsidiaries (the "Company") as of September 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of E*TRADE Group, Inc. and subsidiaries at September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

San Francisco, California
November 20, 1995
(      as to Note 10)

                               ----------------

  The accompanying consolidated financial statements give effect to the anticipated reincorporation of the Company in Delaware, an increase in the number of authorized shares to 50,000,000 in July 1996 and the related exchange of each share of common stock of the Company for 60 shares of common stock of the Delaware Corporation. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon completion of such exchange of the Company's outstanding common stock described in Note 10 to the consolidated financial statements and assuming that from June 7, 1996 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

DELOITTE & TOUCHE LLP

San Francisco, California
June 7, 1996

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     PRO FORMA
                                    SEPTEMBER 30,                    MARCH 31,
                               ------------------------  MARCH 31,     1996
                                  1994         1995        1996      (NOTE 1)
                               -----------  ----------- ----------- -----------
                                                        (Unaudited) (Unaudited)
           ASSETS
Current assets:
 Cash and equivalents........  $   691,897  $ 9,624,219 $ 8,693,651 $20,480,991
 Brokerage receivables.......      498,728    1,935,513   2,411,088   2,411,088
 Accounts receivable.........       36,500      115,700     129,992     129,992
 Deferred tax asset..........      588,821      285,863     285,863     285,863
 Other assets................       34,211       68,391     372,653     372,653
                               -----------  ----------- ----------- -----------
  Total current assets.......    1,850,157   12,029,686  11,893,247  23,680,587
Property and equipment--net..      313,189    1,458,152   5,593,767   5,593,767
Investment...................          --       675,726     838,410     838,410
                               -----------  ----------- ----------- -----------
TOTAL........................  $ 2,163,346  $14,163,564 $18,325,424 $30,112,764
                               ===========  =========== =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
  liabilities................  $   429,777  $ 1,428,353 $ 2,008,737 $ 2,008,737
 Accrued compensation and
  benefits...................          --       557,804     591,735     591,735
 Litigation settlement
  payable....................      350,000          --          --          --
 Provision for claims........       64,928      360,744     486,444     486,444
 Income taxes payable........        8,944      602,275     122,224     122,224
 Current portion of notes
  payable....................    1,314,268          --      500,000     500,000
 Current portion of capital
  lease......................       23,199       21,870      21,348      21,348
                               -----------  ----------- ----------- -----------
  Total current liabilities..    2,191,116    2,971,046   3,730,488   3,730,488
Long-term portion of capital
 lease.......................       64,439       44,551      33,896      33,896
Long-term notes payable......          --           --    1,958,333   1,958,333
                               -----------  ----------- ----------- -----------
  Total liabilities..........    2,255,555    3,015,597   5,722,717   5,722,717
                               -----------  ----------- ----------- -----------
COMMITMENTS AND CONTINGENCIES
 (NOTES 7 AND 8)
STOCKHOLDERS' EQUITY (DEFI-
 CIENCY):
Preferred stock, $.01 par:
 shares authorized,
 1,000,000; Series A: 800,000
 shares designated; shares
 issued and outstanding:
 1994, none; 1995, 100,000;
 1996, 100,000 (pro forma
 1996, none).................          --         1,000       1,000         --
Common stock, $.01 par:
 shares authorized,
 50,000,000; shares issued
 and outstanding: 1994,
 14,954,400; 1995,
 14,890,980;
 1996, 15,636,276 (pro forma
 1996, 23,527,236)...........      149,544      148,910     156,363     235,273
Additional paid-in capital...    1,240,560    9,899,373  10,283,388  21,992,818
Retained earnings (deficit)..   (1,482,313)   1,098,684   2,161,956   2,161,956
                               -----------  ----------- ----------- -----------
  Total stockholders' equity
   (deficiency)..............      (92,209)  11,147,967  12,602,707  24,390,047
                               -----------  ----------- ----------- -----------
TOTAL........................  $ 2,163,346  $14,163,564 $18,325,424 $30,112,764
                               ===========  =========== =========== ===========

                See notes to consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                     YEAR ENDED                 SIX MONTHS ENDED
                                   SEPTEMBER 30,                   MARCH 31,
                         ----------------------------------- ----------------------
                            1993       1994         1995        1995       1996
                         ---------- -----------  ----------- ---------- -----------
                                                                  (Unaudited)
REVENUES:
 Transaction revenues... $2,158,064 $ 9,547,688  $20,834,586 $7,478,194 $16,488,842
 Computer services......    709,226     953,228    1,425,536    546,679   1,078,547
 Interest and other.....    106,668     404,098    1,080,416    365,843   1,310,209
                         ---------- -----------  ----------- ---------- -----------
    Total revenues......  2,973,958  10,905,014   23,340,538  8,390,716  18,877,598
                         ---------- -----------  ----------- ---------- -----------
COST OF SERVICES:
 Cost of services.......  1,972,627   6,795,808   12,678,339  4,529,322  10,227,867
 Self-clearing start-up
  costs.................        --          --       141,185     40,739     634,770
                         ---------- -----------  ----------- ---------- -----------
    Total cost of serv-
     ices...............  1,972,627   6,795,808   12,819,524  4,570,061  10,862,637
                         ---------- -----------  ----------- ---------- -----------
OPERATING EXPENSES:
 Selling and marketing..    282,324     997,703    2,466,429  1,036,752   3,518,651
 Technology development.    215,737     335,371      942,500    127,964     611,841
 General and
  administrative........    400,573   2,532,361    2,802,724    853,027   2,099,160
                         ---------- -----------  ----------- ---------- -----------
    Total operating ex-
     penses.............    898,634   3,865,435    6,211,653  2,017,743   6,229,652
                         ---------- -----------  ----------- ---------- -----------
    Total cost of
     services and
     operating expenses.  2,871,261  10,661,243   19,031,177  6,587,804  17,092,289
                         ---------- -----------  ----------- ---------- -----------
PRE-TAX INCOME..........    102,697     243,771    4,309,361  1,802,912   1,785,309
INCOME TAX EXPENSE
 (BENEFIT)..............      3,607    (541,474)   1,728,364    723,098     722,037
                         ---------- -----------  ----------- ---------- -----------
NET INCOME.............. $   99,090 $   785,245  $ 2,580,997 $1,079,814 $ 1,063,272
                         ========== ===========  =========== ========== ===========
Net income per share.... $      --  $       .03  $       .10 $      .04 $       .04
                         ========== ===========  =========== ========== ===========
Shares used to compute
 per share data......... 27,024,000  26,533,000   26,828,000 25,719,000  27,325,000

                See notes to consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                              TOTAL
                         PREFERRED STOCK     COMMON STOCK       ADDITIONAL    RETAINED    STOCKHOLDERS'
                         ---------------- --------------------    PAID-IN     EARNINGS       EQUITY
                          SHARES  AMOUNT    SHARES     AMOUNT     CAPITAL     (DEFICIT)   (DEFICIENCY)
                         -------- ------- ----------  --------  -----------  -----------  -------------
BALANCE, OCTOBER 1,
 1992...................                  14,700,180  $147,002  $ 1,112,321  $(2,366,648) $ (1,107,325)
 Net income.............                                                          99,090        99,090
 Issuance of common
  stock.................                     798,000     7,980      212,680                    220,660
                                          ----------  --------  -----------  -----------  ------------
BALANCE, SEPTEMBER 30,
 1993...................                  15,498,180   154,982    1,325,001   (2,267,558)     (787,575)
 Net income.............                                                         785,245       785,245
 Issuance of common
  stock.................                     380,520     3,805      159,018                    162,823
 Exercise of stock
  warrants..............                   1,235,940    12,359      (12,153)                       206
 Repurchase of common
  stock.................                  (2,160,240)  (21,602)    (231,306)                  (252,908)
                                          ----------  --------  -----------  -----------  ------------
BALANCE, SEPTEMBER 30,
 1994...................                  14,954,400   149,544    1,240,560   (1,482,313)      (92,209)
 Net income.............                                                       2,580,997     2,580,997
 Issuance of Series A
  preferred stock.......  100,000  $1,000                        12,299,000                 12,300,000
 Exercise of stock
  warrants..............                   1,293,120    12,931         (271)                    12,660
 Exercise of stock
  options...............                     497,100     4,971      141,510                    146,481
 Repurchase of common
  stock.................                  (1,853,640)  (18,536)  (3,781,426)                (3,799,962)
                         -------- ------- ----------  --------  -----------  -----------  ------------
BALANCE, SEPTEMBER 30,
 1995...................  100,000   1,000 14,890,980   148,910    9,899,373    1,098,684    11,147,967
 Net income*............                                                       1,063,272     1,063,272
 Exercise of stock
  warrants, including
  tax benefit*..........                     270,120     2,701      286,936                    289,637
 Exercise of stock
  options*..............                     469,080     4,691       83,640                     88,331
 Issuance of common
  stock for services*...                       6,096        61       13,439                     13,500
                         -------- ------- ----------  --------  -----------  -----------  ------------
BALANCE, MARCH 31,
 1996*..................  100,000  $1,000 15,636,276  $156,363  $10,283,388  $ 2,161,956   $12,602,707
                         ======== ======= ==========  ========  ===========  ===========  ============

* Unaudited


                See notes to consolidated financial statements.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   YEARS ENDED                SIX MONTHS ENDED
                                  SEPTEMBER 30,                   MARCH 31,
                         ---------------------------------  ----------------------
                           1993       1994        1995         1995        1996
                         ---------  ---------  -----------  ----------  ----------
                                                                 (Unaudited)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net income............. $  99,090  $ 785,245  $ 2,580,997  $1,079,814  $1,063,272
 Adjustments to recon-
  cile net income to net
  cash provided by (used
  in) operating activi-
  ties:
 Deferred income taxes..             (588,821)     302,958
 Issuance of common
  stock for services....                                                    13,500
 Depreciation and amor-
  tization..............    15,077     64,991      229,807      49,700     219,181
 Equity income from in-
  vestment..............                          (352,817)               (340,746)
 Interest converted to
  long-term notes pay-
  able..................    81,070     87,217       67,047      38,639
 Net effect of changes
  in:
  Brokerage receiv-
   ables................  (243,544)  (203,222)  (1,436,785)   (535,628)   (475,575)
  Accounts receivable...   (73,249)    86,555      (79,200)    (51,500)    (14,292)
  Other assets..........   (27,262)    10,369      (34,180)    419,101    (304,262)
  Accounts payable and
   accrued expenses.....    36,463    639,784    1,502,196     384,296     740,015
  Income taxes payable..                8,944      593,331      (8,944)   (302,964)
                         ---------  ---------  -----------  ----------  ----------
   Net cash provided by
    (used in) operating
    activities..........  (112,355)   891,062    3,373,354   1,375,478     598,129
                         ---------  ---------  -----------  ----------  ----------
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
 Purchase of office
  facilities, equipment,
  and leasehold
  improvements..........  (114,376)  (123,956)  (1,374,770)   (410,326) (1,854,796)
 Purchase of investment.                          (504,000)   (504,000)
 Distributions received
  from investment.......                           181,091                 178,062
                         ---------  ---------  -----------  ----------  ----------
   Net cash used in in-
    vesting activities..  (114,376)  (123,956)  (1,697,679)   (914,326) (1,676,734)
                         ---------  ---------  -----------  ----------  ----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
 Proceeds from issuance
  of preferred stock....                        12,300,000
 Proceeds from issuance
  of common stock.......   220,660    162,823
 Proceeds from exercise
  of stock options......                           146,481      62,140      88,331
 Proceeds from exercise
  of stock warrants.....                  206       12,660         122     112,550
 Repurchase of common
  stock.................             (252,908)  (3,799,962)
 Repayment of long-term
  notes payable.........                        (1,381,315)   (350,000)    (41,667)
 Repayment of capital
  leases................    (5,813)   (21,592)     (21,217)     (9,976)    (11,177)
                         ---------  ---------  -----------  ----------  ----------
   Net cash provided by
    (used in) financing
    activities..........   214,847   (111,471)   7,256,647    (297,714)    148,037
                         ---------  ---------  -----------  ----------  ----------
INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS...   (11,884)   655,635    8,932,322     163,438    (930,568)
CASH AND EQUIVALENTS--
 Beginning of period....    48,146     36,262      691,897     691,897   9,624,219
                         ---------  ---------  -----------  ----------  ----------
CASH AND EQUIVALENTS--
 End of period.......... $  36,262  $ 691,897  $ 9,624,219  $  855,335  $8,693,651
                         =========  =========  ===========  ==========  ==========
SUPPLEMENTAL DISCLO-
 SURES:
 Cash paid for interest. $  13,158  $  18,347  $   398,601  $  355,162  $    8,802
                         =========  =========  ===========  ==========  ==========
 Cash paid for income
  taxes................. $   3,607  $  41,000  $   830,000  $   10,000  $1,025,000
                         =========  =========  ===========  ==========  ==========
 Noncash investing and
  financing activities:
 Capital expenditures
  financed with capital
  leases................ $  70,215  $  26,070
 Tax benefit on exer-
  cise of non-qualified
  stock warrants........                                                $  177,087
 Capital expenditures
  financed with note
  payable...............                                                $2,500,000

                See notes to consolidated financial statements.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AT MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation--The consolidated financial statements include E*TRADE Group, Inc. and its subsidiaries (collectively, the "Company") E*Trade Securities, Inc. ("E*TRADE Securities"), and ET*Execution Services, Inc., securities broker-dealers. All intercompany balances and transactions have been eliminated.

  As discussed in Notes 5 and 10, the convertible Preferred Stock will be automatically converted upon the closing of the public offering contemplated herein. The accompanying pro forma balance sheet gives effect to this conversion and to certain issuances of Preferred Stock in April and June 1996, described in Note 10, as if such events had occurred on March 31, 1996.

  Transaction Revenues--The Company derives revenues on a discount brokerage basis from commissions and payments from other broker-dealers for order flow related to customer transactions in equity and debt securities, options, and mutual funds. Securities transactions are recorded on a trade date basis and are executed and carried by independent broker-dealers on a fully disclosed basis. Through March 31, 1996, the Company did not receive or hold customers' securities or funds. The Company is in the process of implementing self-clearing operations and expects to complete the transition in July 1996.

  Computer services revenues represent connect time charges for interactive online computer services provided to networks for distribution to customers.

  Interest revenues represent the Company's participation in the interest differential on its customer debit and credit balances through a contractual agreement with its principal clearing broker, and fees on its customer assets invested in money market accounts.

  Depreciation and Amortization--Office facilities and equipment generally are depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements are amortized over the lesser of their useful lives or the life of the lease.

  Technology Development Costs--Technology development costs are charged to operations as incurred. Technology development costs include costs incurred in the development and enhancement of software used in the Company's product offerings. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility of the software.

  Cash and Equivalents--For purposes of reporting cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Investment represents the Company's March 1995 investment in a limited liability company, Roundtable Partners LLC ("Roundtable"), which is accounted for using the equity method. The Company's return on its investment in Roundtable is included in other revenues. Roundtable is a consortium of broker-dealers.

  Estimated Fair-Value of Financial Instruments--The Company believes the amounts presented for financial instruments on the balance sheet consisting of cash equivalents and long term notes payable to be reasonable estimates of fair value.

  Use of Estimates--The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented.

  Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109--Accounting for Income Taxes. SFAS 109 requires the recognition of deferred tax liabilities and assets at tax rates expected to be in effect when these balances reverse. Future

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

(INFORMATION AT MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED)
tax benefits attributable to temporary differences are recognized currently to the extent that realization of such benefits is more likely than not.

  Earnings Per Share--Earnings per share is based on the weighted average number of common and common equivalent shares outstanding during the period. Pursuant to rules of the Securities and Exchange Commission, all common and common equivalent shares issued and options, warrants and other rights to acquire shares of common stock at a price less than the initial public offering price granted by the Company during the 12 months preceding the offering date (using the treasury stock method until shares are issued) have been included in the computation of common and equivalent shares outstanding for all periods presented.

  Recently Issued Accounting Standards--The Company is required to adopt SFAS No. 123, Accounting for Stock-Based Compensation, in fiscal 1997. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS No. 123, the Company may either adopt the new fair value based accounting method or continue the intrinsic value based method and provide pro forma disclosures of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore, such adoption will have no effect on the Company's consolidated net income or cash flows.

  The Company is also required to adopt SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in fiscal 1997. SFAS No. 121 establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company does not expect SFAS No. 121 to have a material effect on its consolidated financial statements.

  Unaudited Interim Information--The consolidated financial information as of March 31, 1996 and for the six months ended March 31, 1995 and 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such period. The results of operations for the six months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

  Reclassifications--Certain items in prior years' financial statements have been reclassified to conform to the fiscal 1995 presentation.

2. PROPERTY AND EQUIPMENT--NET

  Property and equipment--net consists of the following:

                                                   SEPTEMBER 30,
                                               ---------------------  MARCH 31,
                                                  1994       1995       1996
                                               ---------- ---------- -----------
                                                                     (Unaudited)
   Furniture and fixtures..................... $   96,066 $  206,385 $  496,371
   Equipment..................................    947,991  2,199,193  4,367,927
   Leasehold improvements.....................     38,327     51,576     52,941
   Construction-in-progress...................        --         --   1,894,711
                                               ---------- ---------- ----------
                                                1,082,384  2,457,154  6,811,950
   Less: Accumulated depreciation.............    769,195    999,002  1,218,183
                                               ---------- ---------- ----------
   Total...................................... $  313,189 $1,458,152 $5,593,767
                                               ========== ========== ==========

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

(INFORMATION AT MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED)

3. LONG-TERM NOTES PAYABLE

  In September 1990, the Company entered into a restructuring agreement with its long-term creditors. In connection with the restructuring agreement, all royalty obligations due and long-term debt were converted to promissory notes of $999,508 bearing interest at 7% per annum as well as warrants to purchase 2,626,140 shares of the Company's common stock for an aggregate exercise price of $438 ("the Restructuring Warrants"). The promissory notes were uncollateralized and subordinated to all other debt, and principal and interest was to be paid at the sole discretion of the Board of Directors of the Company. No principal or interest had been paid on the notes prior to 1995, when the notes, including accrued interest, were paid in full.

  In February 1996, the Company obtained $2.5 million in equipment financing through a term loan agreement with Merrill Lynch Business Financial Services, Inc. This term loan was used to finance the purchase of equipment and leasehold improvements. Interest is accrued at the per annum rate equal to the sum of 2.70% plus the 30-Day Commercial Paper Rate as defined. The terms of such financing provide for the repayment of the term loan in 60 consecutive monthly installments. The term loan is collateralized by a first lien on all business assets of the parent company.

4. INCOME TAXES

  The components of income tax expense (benefit) for the years ended September 30 are as follows:

                                                     1993    1994        1995
                                                    ------ ---------  ----------
   Current:
     Federal....................................... $  --  $  10,752  $1,030,253
     State.........................................  3,607    36,595     395,153
                                                    ------ ---------  ----------
       Total current...............................  3,607    47,347   1,425,406
                                                    ------ ---------  ----------
   Deferred:
     Federal.......................................    --   (562,594)    301,574
     State.........................................    --    (26,227)      1,384
                                                    ------ ---------  ----------
       Total deferred..............................    --   (588,821)    302,958
                                                    ------ ---------  ----------
   Total tax expense (benefit)..................... $3,607 $(541,474) $1,728,364
                                                    ====== =========  ==========

  Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and tax return purposes. The temporary differences and tax carryforwards which created deferred tax assets at September 30 are detailed below:

                                                     1993       1994     1995
                                                   ---------  -------- --------
   Deferred tax assets:
     Net operating loss carryforwards............. $ 645,176  $558,279 $    --
     Reserves and allowances......................     6,823    26,061  144,795
     Other........................................       544     4,481  141,068
                                                   ---------  -------- --------
       Total deferred tax assets..................   652,543   588,821  285,863
   Valuation allowance............................  (652,543)      --       --
                                                   ---------  -------- --------
   Net deferred tax asset......................... $     --   $588,821 $285,863
                                                   =========  ======== ========

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

(INFORMATION AT MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED)
  The effective tax rate differs from the federal statutory rate as follows:

                                                     1993     1994    1995
                                                     -----   ------   ----
   Tax expense at federal statutory rate............  34.0 %   34.0 % 35.0%
   State income taxes, net of federal tax benefit...   2.3      2.8    6.1
   Decrease in federal income tax asset valuation
    allowance....................................... (34.1)  (260.4)   --
   Other............................................   1.3      1.5   (1.0)
                                                     -----   ------   ----
   Effective tax rate...............................   3.5 % (222.1)% 40.1%
                                                     =====   ======   ====

5. STOCKHOLDERS' EQUITY

  On September 28, 1995, the Company sold 100,000 shares of Series A Preferred Stock ("Series A") to General Atlantic Partners for $12,300,000. The Company used approximately $3,800,000 of the proceeds to repurchase and retire outstanding common stock from existing stockholders.

  Each share of Series A Preferred Stock is convertible, at the option of the stockholder, into 60 shares of common stock (subject to adjustment for events of dilution). Conversion of the Preferred Stock into common stock is automatic upon the closing of an underwritten public offering under the Securities Act of 1933, the proceeds of which exceed $7,500,000. The Preferred stockholders have voting rights equal to the common shares they would have upon conversion. Upon liquidation, holders of the Preferred Stock are entitled to receive a preferential amount equal to their original per share purchase price plus any declared and unpaid dividends before any distributions to common stockholders.

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

(INFORMATION AT MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED)
  The Company's stock option plans provide for granting of nonqualified or incentive stock options to officers, directors, key employees and consultants for the purchase of shares of common stock at the prevailing price of the Company's stock as determined by the Board of Directors at the date the option is granted. The options are generally exercisable ratably over a five-year period from the date the option is granted and expire within ten years from the date of grant. A summary of stock option activity follows:

                                                          NUMBER    OPTION PRICE
                                                         OF SHARES   PER SHARE
                                                         ---------  ------------
   Outstanding at October 1, 1992.......................   840,000         $.13
     Granted............................................ 2,370,000    $.13-$.28
                                                         ---------  -----------
   Outstanding at September 30, 1993.................... 3,210,000    $.13-$.28
     Granted............................................    90,000         $.28
                                                         ---------  -----------
   Outstanding at September 30, 1994.................... 3,300,000    $.13-$.28
     Granted............................................ 1,776,000    $.28-$.50
     Cancelled..........................................  (876,000)   $.28-$.42
     Exercised..........................................  (497,100)   $.13-$.50
                                                         ---------  -----------
   Outstanding at September 30, 1995.................... 3,702,900    $.13-$.50
     Granted............................................ 1,737,000  $2.05-$2.33
     Cancelled..........................................   (75,000)   $.28-$.50
     Exercised..........................................  (469,080)   $.13-$.50
                                                         ---------  -----------
   Outstanding at March 31, 1996........................ 4,895,820   $.13-$2.33
                                                         =========  ===========

                                                            SEPTEMBER 30,
                                                     ---------------------------
                                                      1993     1994      1995
                                                     ------- --------- ---------
   Options available for grant...................... 690,000 1,800,000   900,000
   Options exercisable.............................. 588,000 1,230,000 1,490,000

  In April 1993, the Company's shareholders approved the 1993 Stock Option Plan (the "1993 Plan") which authorized 1,800,000 shares of the Company's common stock as available for the granting of options. The 1993 Plan was the successor plan to the 1983 Employee Incentive Stock Option Plan which expired in March 1993. In 1994, the number of authorized shares under the 1993 Plan was increased to 3,000,000.

   During 1994 and 1995, Restructuring Warrants (see Note 3) to purchase 1,235,940 and 1,263,240 shares of comon stock, respectively, were exercised for $210 and $206, respectively. The remaining Restructuring Warrants expired in September 1995. In 1995, a consultant was granted a warrant to purchase 300,000 shares of the Company's common stock at $.42 per share, of which 29,880 were exercised in fiscal 1995 and the remainder in the six months ended March 31, 1996.

6. REGULATORY REQUIREMENTS

  E*TRADE Securities is subject to the Uniform Net Capital Rule (the "Rule") under the Securities Exchange Act of 1934. E*TRADE Securities computes net capital under the aggregate indebtedness method of the Rule, which, at September 30, 1995, requires the maintenance of minimum net capital of the greater

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

(INFORMATION AT MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED)
of six and two-thirds percent (6 2/3%) of aggregate indebtedness or $100,000 and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. E*TRADE Securities may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in aggregate indebtedness exceeding 1000% of net capital or in net capital of less than 120% of the minimum net capital requirement. At September 30, 1995, E*TRADE Securities had net capital of $7,062,000, which was $6,951,000 in excess of its required net capital of $111,000. E*TRADE Securities' ratio of aggregate indebtedness to net capital was .24 to 1 at September 30, 1995. At March 31, 1996, E*TRADE Securities had net capital of $7,726,000, which was $7,514,000 in excess of its required net capital of $212,000. E*TRADE Securities' ratio of aggregate indebtedness to net capital was .41 to 1 at March 31, 1996.

7. LEASE ARRANGEMENTS

  The Company leases equipment under capital leases expiring through fiscal 1999. Future minimum lease payments under capital leases as of September 30, 1995 are as follows:

   Year ending September 30:
     1996............................................................. $ 30,249
     1997.............................................................   26,826
     1998.............................................................   20,137
     1999.............................................................    2,473
                                                                       --------
   Total minimum lease payments.......................................   79,685
   Less: Amount representing interest ................................   13,264
                                                                       --------
   Present value of minimum lease payments............................ $ 66,421
                                                                       ========

  The Company also has two noncancelable operating leases for office facilities through 2002. Future minimum rental commitments under these leases at September 30, 1995 are as follows:

   Year ending September 30:
     1996........................................................... $  790,900
     1997...........................................................  1,123,700
     1998...........................................................  1,191,100
     1999...........................................................  1,258,800
     2000...........................................................  1,281,100
     Thereafter.....................................................  1,634,600

  Rent expense for the years ended September 30, 1993, 1994 and 1995 was approximately $100,500, $168,800 and $344,100, respectively.

8. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER

  The Company is a defendant in civil actions arising from the normal course of business. In the opinion of management, these actions are expected to be resolved with no material effect on the Company's financial position or results of operations. During the year ended September 30, 1994, the Company settled claims made by its former clearing broker. The total amount of this settlement was $850,000 and is included in general and administrative expenses. In connection with the settlement agreement, the Company repurchased all shares of its common stock owned by its former clearing broker at the date of the settlement for $252,908, which represented their estimated fair market value.

  In March 1996, the Company entered into a five-year employment agreement with a key executive officer. The employment agreement provides for, among other things, an annual base salary which is subject

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

(INFORMATION AT MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED)
to adjustment based on the Company's performance and a severance payment up to $1,250,000 in the event of termination of employment under certain defined circumstances.v

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET CREDIT RISK AND CONCENTRATIONS OF CREDIT RISK

  As a securities broker, E*TRADE Securities' transactions are executed with and on behalf of customers. E*TRADE Securities introduces these transactions for clearance to its clearing brokers on a fully disclosed basis.

  In the normal course of business, E*TRADE Securities' customer activities involve the execution of securities transactions and settlement by its clearing brokers. As the agreements between E*TRADE Securities and its clearing brokers provide that E*TRADE Securities is obligated to assume any exposure related to nonperformance by its customers, these activities may expose E*TRADE Securities to off-balance-sheet credit risk in the event a customer is unable to fulfill its contracted obligations. In the event a customer fails to satisfy its obligations, E*TRADE Securities may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill such customer's obligations.

  The Company seeks to control off-balance-sheet credit risk by monitoring its customer transactions and reviewing information it receives from its clearing brokers on a daily basis and reserving for doubtful accounts when necessary.

10. SUBSEQUENT EVENTS

  Effective January 18, 1996, the stockholders of the Company approved a change in its name from Trade*Plus, Inc. to E*TRADE Group, Inc.

  On April 10, 1996, the Company sold 20,336 shares of Series B Preferred Stock ("Series B") for $2,847,040 and incurred issuance costs of $9,600. On June 6, 1996, the Company sold 11,180 shares of Series C Preferred Stock ("Series C") to SOFTBANK Holdings Inc. for $8,999,900 and incurred issuance costs of $50,000. Each share of Series B and Series C Preferred Stock is convertible, at the option of the stockholder, into 60 shares of common stock. Conversion of the Preferred Stock into common stock is automatic upon the closing of an underwritten public offering under the Securities Act of 1933, the proceeds of which exceed $7,500,000. The Series B and Series C Preferred Stock have rights and privileges comparable to the Series A Preferred Stock (see Note 5), except that Series B and C have no anti-dilution provisions.

  In May 1996, the Company obtained $100 million in committed lines of financing to provide collateral financing of customer securities upon the conversion to self-clearing.

  On May 31, 1996, the Board of Directors adopted the following, subject to stockholder approval:

  . The 1996 Stock Incentive Plan (the "1996 Plan"), and reserved 5,000,000 shares of common stock for future grants. The 1996 Plan is divided into three components: the Discretionary Option Grant Program, the Stock Issuance Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be granted to purchase shares of common stock at an exercise price not less than the fair market value of those shares on the grant date to eligible employees. The Stock Issuance Program allows for individuals to be issued shares of common stock

                     E*TRADE GROUP, INC. AND SUBSIDIARIES

(INFORMATION AT MARCH 31, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED)
     directly through the purchase of such shares at a price not less than the fair market value of those shares at the time of issuance or as a bonus tied to the performance of services. Under the Automatic Option Grant Program, options are automatically granted at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

  . The 1996 Stock Purchase Plan, and reserved 1,500,000 shares of common stock for sale to employees at a price no less than 85% of the lower of the fair market value at the beginning of the two-year offering period or the end of each of the six-month purchase periods.

  . The reincorporation of the Company in Delaware, an increase in the number of authorized shares of common stock to 50,000,000 and the related exchange of each share of common stock of the Company into 60 shares of common stock of the Delaware corporation. Such reincorporation and share exchange are anticipated to be approved by the stockholders in June 1996. All references in the consolidated financial statements to numbers of shares, per share amounts and prices of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

E*TRADE: EMPOWERING CUSTOMERS THROUGH TECHNOLOGY.

Founded in 1982, E*TRADE uses information technology to provide value-added commercial transaction processing services. In 1992, the Company formed E*TRADE Securities and began offering consumers online brokerage services available 24 hours a day, seven days a week. E*TRADE empowers its customers to take control of their own financial transactions.

By offering highly secure services through encrypted transmissions, E*TRADE has achieved industry recognition for its leadership in the secure provision of online brokerage services.

User-friendly Web Trading Interface.
E*TRADE has made online trading simple, fast and fun.

Cost-effective Services.
Services are offered unbundled, so that customers can choose just the services they want.

Personalized Environments.
Customers can customize their user interface to enhance their personal trading experience.

Customers are able to trade through a broad range of electronic access points, including the Internet, direct modem link, America Online, CompuServe and touch-tone telephone.



                               SECURE OPERATIONS


                             [E*TRADE ORDER SCREEN]

                               [E*TRADE WEB PAGE]

ACCESS
                                    ANYWHERE
                                                                        ANY TIME

                               JOIN THE
                                               ELECTRONIC
                         TRADING
                                   REVOLUTION

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD fee and the Nasdaq National Market.

                                                                        AMOUNT
                                                                          TO
                                                                        BE PAID
                                                                        -------
Registration fee....................................................... $35,056
NASD fee...............................................................  10,666
Nasdaq National Market fee.............................................       *
Printing and engraving.................................................       *
Legal fees and expenses................................................       *
Accounting fees and expenses...........................................       *
Blue sky fees and expenses.............................................  15,000
Transfer agent fees....................................................       *
Director and officer insurance premiums................................       *
Miscellaneous..........................................................       *
                                                                        -------
  Total................................................................ $     *
                                                                        =======

- --------
*To be filed by amendment.

  The Selling Stockholders will bear their pro rata portion of underwriting discounts and commissions, based on the number of shares offered by such holders. All of the other costs and expenses of the Selling Stockholders will be borne by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

  Article 5 of the Restated Bylaws of the Registrant provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

  In connection with the incorporation of the Registrant into the State of Delaware, the Registrant entered into indemnification agreements with each director and certain officers, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide indemnification to such directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance. Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since May 31, 1993, the Registrant has sold and issued the following unregistered securities:

  (1) During the period May 31, 1993 through May 31, 1996 the Registrant granted stock options to employees, directors and consultants under its 1993 Stock Option Plan (the "1993 Plan"), as well as certain other nonqualified options, covering an aggregate of 6,129,000 shares of the Company's Common
Stock at an average exercise price of $      per share. Of these, options
covering an aggregate of 1,032,000 were cancelled without being exercised. During the same period, the Registrant sold an aggregate of 1,032,000 shares of its Common Stock to employees, directors and consultants for cash consideration in the aggregate amount of $381,837 upon the exercise of outstanding stock options.

  (2) On September 28, 1995, the Registrant sold 100,000 shares of Series A Preferred Stock to certain investors for $12,300,000 in cash.

  (3) On January 31, 1996, the Registrant sold 300,000 shares of its Common Stock to an employee in the aggregate amount of $125,000 upon the exercise of a Warrant.

  (4) On April 10, 1996, the Registrant sold 20,336 shares of Series B Preferred Stock to certain investors for $2,847,040 in cash.

  (5) On June 6, 1996, the Registrant sold 11,180 shares of Series C Preferred Stock to an investor for $9.0 million in cash.

  The sales and issuances of securities in the transactions described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The sale and issuance of securities in the transaction described in paragraphs (2) through (5) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

  In May 1996, E*TRADE Group, Inc., a Delaware corporation ("E*TRADE Delaware") was formed and 100 shares of Common Stock were issued to E*TRADE Group, Inc., a California corporation ("E*TRADE California") for a de minimis dollar amount. The sale and issuance was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as a transaction not involving any public offering.

  In July 1996, E*TRADE California will merge with and into E*TRADE Delaware. In connection with the merger, E*TRADE Delaware will issue an aggregate of 16,065,840 shares of Common Stock to the holders of common stock of E*TRADE California (assuming shares outstanding at May 31, 1996), such that holders of common stock of E*TRADE California will receive a proportionate interest in E*TRADE Delaware Common Stock, without giving effect to the offering. Likewise, E*TRADE Delaware will issue Series A Preferred Stock and Series B Preferred Stock to the holders of Series A Preferred Stock and Series B Preferred Stock. The issues of securities will not be registered under the Securities Act due to the exemption from registration thereunder provided by
Section 3(a)(9) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

  EXHIBIT
  NUMBER  DOCUMENT DESCRIPTION
  ------- --------------------
   *1.1   Form of Underwriting Agreement.
    3.1   Certificate of Incorporation of the Registrant.
    3.2   Bylaws of the Registrant.
   *3.3   Restated Certificate of Incorporation of the Registrant to be
          effective prior to the offering.
   *3.4   Restated Bylaws of the Registrant to be effective prior to the offering.
   *4.1   Specimen of Common Stock Certificate.
   *4.2   Reference is hereby made to Exhibits 3.1 to 3.4.
   *5.1   Opinion of Brobeck, Phleger & Harrison LLP.
   10.1   Form of Indemnification Agreement to be entered into between the
          Registrant and its directors and certain officers.
   10.2   1983 Employee Incentive Stock Option Plan.
   10.3   1993 Stock Option Plan.
  *10.4   1996 Stock Incentive Plan.
  *10.5   Form of Automatic Stock Option Agreement.
  *10.6   Form of Stock Option Agreement.
  *10.7   Form of Stock Issuance Agreement.
   10.8   401(k) Plan.
  *10.9   1996 Stock Purchase Plan.
   10.10  Employee Bonus Plan.
   10.11  Lease of premises at Four Embarcadero Place, 2400 Geng Road, Palo
          Alto, California.
  *10.12  Lease of premises at                  , Rancho Cordova, California.
  *10.13  Employment Agreement dated March 15, 1996, by and between Christos M.
          Cotsakos and the Registrant.
   10.14  Clearing Agreement between E*TRADE Securities, Inc. and Herzog,
          Heine, Geduld, Inc. dated May 11, 1994.
   10.15  Guarantee by the Registrant to Herzog, Heine, Geduld, Inc.
   11.1   Statement regarding computation of per share earnings.
   21.1   Subsidiaries of the Registrant.
  *23.1   Consent of Independent Auditors.
  *23.2   Consent of Counsel (included in Exhibit 5.1).
   24.1   Power of Attorney (see page II-5).
   27.1   Financial Data Schedule.

- --------
*To be filed by amendment

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Restated Bylaws of Registrant, Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall he deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on this 7th day of June 1996.

                                          E*TRADE Group, Inc.

                                                /s/ Christos M. Cotsakos
                                          By___________________________________
                                                  Christos M. Cotsakos
                                                        President
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Christos M. Cotsakos, Wayne H. Heldt and Stephen C. Richards and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                        TITLE                 DATE

        /s/ William A. Porter          Chairman of the           June 7, 1996
- -------------------------------------   Board
          William A. Porter

      /s/ Christos M. Cotsakos         President and Chief       June 7, 1996
- -------------------------------------   Executive Officer
        Christos M. Cotsakos            (principal
                                        executive officer)

       /s/ Stephen C. Richards         Chief Financial           June 7, 1996
- -------------------------------------   Officer (principal
         Stephen C. Richards            financial and
                                        accounting officer)

       /s/ Richard S. Braddock         Director                  June 7, 1996
- -------------------------------------
         Richard S. Braddock

         /s/ William E. Ford           Director                  June 7, 1996
- -------------------------------------
           William E. Ford

          /s/ George Hayter            Director                  June 7, 1996
- -------------------------------------
            George Hayter

              SIGNATURE                         TITLE                DATE

           /s/ Keith Petty                    Director           June 7, 1996
- -------------------------------------
             Keith Petty

        /s/ Lewis E. Randall                  Director           June 7, 1996
- -------------------------------------
          Lewis E. Randall

        /s/ Lester C. Thurow                  Director           June 7, 1996
- -------------------------------------
          Lester C. Thurow